                                                                     EXHIBIT 2.0








                      AGREEMENT AND PLAN OF REORGANIZATION


                                      AMONG


                              ROI INTERACTIVE, LLC

                               CAFE ODYSSEY, INC.

                                       AND

                           ROI ACQUISITION CORPORATION

                                 JULY ____, 1999






                                        3

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                                TABLE OF CONTENTS

                                                                       Page

ARTICLE I      EXCHANGE OF ASSETS FOR STOCK...............................2
       1.1      Acquisition of Assets.....................................2
       1.2      Definition of Assets......................................2
       1.3      Assumed Liabilities.......................................3
       1.4      Excluded Liabilities......................................4
       1.5      Consideration for Assets..................................5
                         (a)     Parent Common Stock......................5
                         (b)     Fractional Shares........................5
                         (c)     No Dilution..............................6
                         (d)     Delivery  of Parent Exchange Shares......6
                         (e)     Inspection of Books and Records..........6
       1.6      Closing...................................................6
       1.7      Liquidation and Dissolution of the Company................7
       1.8      Release by Members........................................7

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               AND CONTROLLING MEMBERS....................................8
       2.1      Organization and Qualification............................8
       2.2      Articles of Organization and Regulations..................8
       2.3      Execution, Delivery; Valid and Binding Agreement..........8
       2.4      No Breach.................................................9
       2.5      Value of Parent...........................................9
       2.6      Governmental Authorities; Consents........................9
       2.7      Capitalization of the Company.............................9
       2.8      No Subsidiaries..........................................10
       2.9      Financial Statements.....................................10
       2.10     Absence of Undisclosed Liabilities.......................11
       2.11     No Material Adverse Changes..............................11
       2.12     Tax Matters..............................................11
       2.13     Litigation...............................................13
       2.14     Title to Properties......................................13
       2.15     Intellectual Property....................................13
       2.16     Compliance with Laws; Permits............................14
       2.17     Employees................................................15
       2.18     Employee Benefit Plans...................................15
       2.19     Environmental Matters....................................16
       2.20     Labor Relations..........................................17
       2.21     Insurance................................................17
       2.22     Agreements...............................................18
       2.23     Books and Records........................................18






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       2.24     Brokerage....................................................18
       2.25     Indebtedness.................................................18
       2.26     Customer Relationships.......................................19
       2.27     Member Access to Information.................................19
       2.28     Investment Representations...................................19
       2.29     Lock-Up Agreement............................................20
       2.30     Representations as to Qualification as a "C" Reorganization..20
                (a)     Value of Parent Common Stock.........................20
                (b)     Acquisition of Substantially All the Assets..........21
                (c)     Distribution of Acquisition Consideration to Members.21
                (d)     Company Liabilities..................................21
                (e)     Payment of Expenses..................................21
                (f)     Intercorporate Indebtedness..........................21
                (g)     No Investment Company................................21
                (h)     No Ownership Interest of Parent in the Company.......21
                (i)     Value of Assets......................................21
                (j)     No Bankruptcy........................................21
                (k)     Member-Employees.....................................21
       2.31     Acquisition Consideration....................................22
       2.32     Title to Membership Interest.................................22
       2.33     Full Disclosure..............................................22
       2.34     Representations and Warranties on Closing Date...............22

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..............22
       3.1      Incorporation and Corporate Power............................22
       3.2      Execution, Delivery; Valid and Binding Agreement.............23
       3.3      No Breach....................................................23
       3.4      Governmental Authorities; Consents...........................23
       3.5      Capital Stock................................................24
       3.6      Financial Statements.........................................24
       3.7      Absence of Undisclosed Liabilities...........................24
       3.8      No Material Adverse Changes..................................25
       3.9      Tax Matters..................................................25
       3.10     Litigation...................................................26
       3.11     Employees....................................................26
       3.12     Employee Benefit Plans.......................................27
       3.13     Compliance with Laws; Permits................................28
       3.14     SEC Filings..................................................28
       3.15     Brokerage....................................................29
       3.16     Validity of Parent Common....................................29
       3.17     Representations as to Qualification as a "C" Reorganization..29
                (a)     Value of Parent Common Stock.........................29
                (b)     No Plan to Reacquire Parent Common Stock.............29
                (c)     No Intention to Sell Assets..........................30




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                (d)     Continuity of Business...............................30
                (e)     Payment of Expenses..................................30
                (f)     Intercorporate Indebtedness..........................30
                (g)     No Investment Company................................30
                (h)     No Equity Interest in the Company....................30
                (i)     Fractional Shares....................................30
                (j)     Continuation of Sub..................................30
                (k)     Actions of Parent and Sub............................30
                (l)     Ownership of Sub.....................................30
                (m)     Member-Employees.....................................31
                (n)     Valid Business Reason................................31
       3.18     Representations and Warranties on Closing....................31

ARTICLE IV     CONDUCT OF COMPANY PENDING CLOSING............................31
       4.1      Conduct and Preservation of Business.........................31
       4.2      Restrictions on Certain Actions..............................31

ARTICLE V      CONDUCT OF PARENT AND SUB PENDING CLOSING.....................33
       5.1      Conduct and Preservation of Business.........................33
       5.2      Restrictions on Certain Actions..............................33

ARTICLE VI     ADDITIONAL AGREEMENTS.........................................34
       6.1      Access to Information........................................34
       6.2      Nondisclosure................................................34
       6.3      Notification of Certain Matters..............................36
       6.4      Reasonable Best Efforts......................................36
       6.5      Public Announcements.........................................37
       6.6      Indemnification of Claims of Brokers.........................37
       6.7      Performance of Sub...........................................37
       6.8      Characteristics of Parent Common Stock.......................37
       6.9      Amendment of Schedules.......................................37
       6.10     Further Assurances...........................................38
       6.11     Fees and Expenses............................................38
       6.12     Capital Contributions; Guarantee of LegacyMaker, Inc.........38
       6.13     Adjustment of Restricted Parent Exchange Shares..............38
       6.14     Management of Sub............................................39
       6.15     No Solicitation..............................................39
       6.16     Reservation of Shares........................................40

ARTICLE VII    CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE
               MEMBERS.......................................................40
       7.1      Representations and Warranties True..........................40
       7.2      Covenants and Agreements Performed...........................40
       7.3      Certificate..................................................40






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       7.4      Opinions of Counsel..........................................40
       7.5      Legal Proceedings............................................41
       7.6      Consents.....................................................41
       7.7      Market Value of Parent Common Stock.  .......................41
       7.8      Non-competition Agreements...................................41
       7.9      Other Documents..............................................41
       7.10     Consummation of Popmail Merger...............................42
       7.11     Sale of Unrestricted Parent Exchange Shares..................42

ARTICLE VIII   CONDITIONS TO OBLIGATIONS OF PARENT AND SUB...................42
       8.1      Representations and Warranties True..........................42
       8.2      Covenants and Agreements Performed...........................43
       8.3      Certificate..................................................43
       8.4      Opinion of Counsel...........................................43
       8.5      Legal Proceedings............................................43
       8.6      Consents.....................................................43
       8.7      Lock-up Agreements...........................................43
       8.8      Employment and Non-Competition Agreements....................43
       8.9      Noncompetition Agreements....................................44
       8.10     Other Documents..............................................44
       8.11     Consummation of Popmail Acquisition..........................44

ARTICLE IX     TERMINATION, AMENDMENT AND WAIVER.............................44
       9.1      Termination..................................................44
       9.2      Effect of Termination........................................45
       9.3      Waiver.......................................................45
       9.4      Remedies Not Exclusive.......................................46

ARTICLE X      SURVIVAL OF REPRESENTATIONS
               AND WARRANTIES/INDEMNIFICATION................................46
       10.1     Survival.....................................................46
       10.2     Indemnification by the Controlling Members...................47
       10.3     Indemnification by Parent....................................48
       10.4     Indemnification Procedure....................................49
       10.5     Member Representative........................................51
       10.6     Sole Remedy..................................................51

ARTICLE XI     MISCELLANEOUS.................................................51
       11.1     Notices......................................................51
       11.2     Entire Agreement.............................................53
       11.3     Binding Effect; Assignment; No Third Party Benefit...........53
       11.4     Severability.................................................54
       11.5     Governing Law................................................54
       11.6     DTPA Waiver..................................................54






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       11.7     Descriptive Headings.........................................54
       11.8     Gender.......................................................54
       11.9     References...................................................54
       11.10    Counterparts.................................................54
       11.11    Injunctive Relief............................................55
       11.12    United States Dollars........................................55

ARTICLE XII    DEFINITIONS...................................................55





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                         INDEX TO SCHEDULES AND EXHIBITS

Schedule A        Company Disclosure Schedule
Schedule B        Parent Disclosure Schedule
Exhibit 6.12      Form of LegacyMaker Guarantee
Exhibit 7.4       Form of Opinion of Counsel to Parent and Sub
Exhibit 7.8       Form of Noncompetition Agreement
Exhibit 8.4       Form of Opinion of Counsel to Company and Controlling Members
Exhibit 8.7       Form of Lock-Up Agreement
Exhibit 8.8       Form of Employment Agreement
Exhibit 8.9       Form of Noncompetition Agreement of Controlling Members




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                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered in on this the _______ day of July, 1999, by and among CAFE ODYSSEY, INC., a Minnesota corporation ("Parent"), ROI ACQUISITION CORPORATION, Texas corporation and a wholly owned subsidiary of Parent ("Sub"), ROI INTERACTIVE, LLC, a Texas limited liability company (the "Company"), and the holders of membership interests of the Company (the "Membership Interests") identified on the signature page hereto (the "Members").

                              W I T N E S S E T H:

         WHEREAS, the Company is currently engaged in the business of providing Internet based e-mail services (the "Acquired Business");

         WHEREAS, Sub desires to acquire all of the assets of the Company including the Acquired Business and assume certain liabilities of the Company in exchange solely for voting stock of Parent;

         WHEREAS, the respective Boards of Directors of Parent and Sub and the managers of the Company have determined that the acquisition of the Company's assets by Sub is desirable and in the best interests of the shareholders and members of the respective companies;

         WHEREAS, Gary W. Schneider ("Schneider") and John W. Palms, Jr. ("Palms") own approximately 70% of the Membership Interests of the Company and are hereinafter referred to individually as a "Controlling Member" and collectively as the "Controlling Members";

         WHEREAS, Parent and popmail.com, inc., a Delaware corporation ("Popmail"), are parties to that certain Agreement and Plan of Merger dated as of June 1, 1999 (the "Popmail Acquisition Agreement") pursuant to which, upon the satisfaction of certain conditions precedent, Popmail is to merge with and into Cafe Odyssey Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Survivor"), with Survivor being the surviving corporation and successor to all of Popmail's assets and liabilities (the "Popmail Merger");

         WHEREAS, the respective Boards of Directors of Parent and Sub and the managers and Members of the Company have approved the acquisition of the Company's assets by Sub solely for voting stock of Parent upon the terms and subject to the conditions set forth herein (the "Acquisition"); and

         WHEREAS, the parties intend that the acquisition shall be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(C) of the Code and that this Agreement, as it relates to the acquisition, shall constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-3;




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         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub, the Company and the Members hereby agree as follows:

                                   ARTICLE I
                          EXCHANGE OF ASSETS FOR STOCK

         1.1 Acquisition of Assets. Subject to the terms and conditions specified in this Agreement, the Company shall convey, transfer and deliver to Sub and Sub shall acquire from the Company, all of the Assets as specified herein on the Closing Date.

         1.2 Definition of Assets. As used herein the term "Assets" shall mean all assets of the Company, including those relating to the Acquired Business, whether such assets are tangible or intangible, of every kind, nature and description wherever situated, including, without limitation, all of the assets owned by the Company on the Closing Date but excluding the Company's charter to exist as a limited liability company, the Company's membership records, the Company's minute book, the Company's corporate seal, and other corporate records having exclusively to do with its corporate organization and capitalization. The Assets being conveyed hereunder include but are not limited to the following:

         (a) All assets of the Company shown on the Company's Latest Balance Sheet;

         (b) All equipment and other items of tangible personal property utilized in connection with the operation of the Acquired Business and whether or not such items of tangible personal property are of such character to be considered to be fixtures, including without limitation, those items of tangible personal property described in the Company Disclosure Schedule;

         (c) All cash, time and demand deposits and cash equivalents of the Company as of the Closing;

         (d) All accounts receivable of the Company;

         (e) The interests of the Company in all commitments, contracts, leases, and agreements between the Company and its clients or otherwise relating to the Acquired Business (the "Contracts"). Such Contracts shall be described in the Company Disclosure Schedule;

         (f) The interests of the Company in all licenses and permits held by the Company relating to the ownership, development and operation of the Assets to the extent such licenses and permits are assignable, including those licenses and permits identified in the Company Disclosure Schedule;




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         (g) All insurance contracts with respect to the Assets and any and all rights of the Company thereunder, including the insurance policies identified in the Company Disclosure Schedule;

         (h) All Intellectual Property owned by the Company, including such property identified in the Company Disclosure Schedule;

         (i) All financial, customer, administrative and personnel records (including, without limitation, all equipment records, administrative files, customer lists and records, and customer billing records, documents, catalogs, books, records, files, operating manuals, and existing financial data relating to the ownership and operation of the Assets);

         (j) All goods and consumable supplies used in connection with the operation of the Acquired Business or the Assets;

         (k) The interests of the Company in and to all personal property, tangible or intangible, arising or acquired by the Company in the Ordinary Course of Business relating to the Assets, between the date of execution hereof and the Closing Date;

         (l) All prepaid expenses of the Company relating to the Acquired Business;

         (m) The interests of the Company in and to its telephone number and its facsimile number;

         (n) The interests of the Company in and to the name "ROI Interactive, LLC" and any variation thereof including ROI Interactive, and any related goodwill; and

         (o) All computer software and all computer disks and programs owned, licensed or otherwise used in the Acquired Business.

         The Company shall convey good and marketable title to the Assets and all parts thereof to Sub free and clear of all Encumbrances, except as expressly provided herein or in the Company Disclosure Schedule to the contrary.

         1.3 Assumed Liabilities. Sub shall assume, at and as of the Closing Date, the following described liabilities, obligations, and commitments of the Company;

         (a) All of the liabilities and obligations of the Company that are disclosed on the Company's Latest Balance Sheet, in the amounts recorded on its books as of the Closing Date;

         (b) All liabilities reflected in the Company Disclosure Schedule as of the date of execution hereof to the extent and in the amount set forth in the Company Disclosure Schedule;




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         (c) All liabilities and obligations of the Company reflected on its books of account on the Closing Date that have been incurred between the date of the Company's Latest Balance Sheet and the Closing Date in "arm's length" transactions in the Ordinary Course of Business, to the extent that the transactions are not inconsistent with the representations, warranties, and covenants of the Company and the Controlling Members contained in this Agreement;

         (d) All obligations of the Company under the Contracts described in
Section 1.2(e) hereof as of the Closing Date;

         (e) The accrued but unpaid compensation earned by the employees of the Company as of the Closing Date who elect to become employees of Sub as of the Closing Date and the accrued vacation, holiday and sick leave payments or benefits due such employees as of the Closing Date; and

         (f) Accrued medical claims as of the Closing Date for employees of the Company who elect to become employees of Sub as of the Closing Date, provided such employee was covered for such claim under the Company's medical insurance plan or policy and provided further that the aggregate exposure of Sub under this Section 1.3(f) shall not exceed the aggregate deductible under the Company's medical insurance plan or policy or the Company's self-funded insurance limit under the Company's medical insurance plan or policy before triggering the coverage under the Company's stop loss medical insurance policy.

         The foregoing liabilities are hereinafter referred to as the "Assumed Liabilities." The assumption of the Assumed Liabilities by Sub shall not in any way limit the rights of Parent or Sub for any breach of the covenants, representations or warranties of the Company or the Members contained in this Agreement.

         1.4 Excluded Liabilities. Sub will not assume, and will not discharge or otherwise be liable for the following specific liabilities:

         (a) Any liability of the Company to its Members, whether or not arising from this plan and agreement of reorganization other than the liabilities assumed by Sub pursuant to the provisions of Sections 1.3(e) and 1.3(f) hereof;

         (b) Any liability or obligation of the Company with respect to Taxes, assessments, or other governmental charges for periods (or portions of any period) ending on or before the Closing Date, except to the extent disclosed on the Company's Latest Balance Sheet or the Company's Disclosure Schedule as of the date of execution hereof;

         (c) Liabilities or obligations of the Company with respect to any transactions occurring after the Closing Date;

           (d) Any Taxes imposed upon the Company or its Members by reason of the transactions contemplated by this Agreement;

           (e) Liabilities or obligations of the Company arising out of its failure to comply with:

                 (i) Any provision of the federal securities laws, rules, or regulations; and

                (ii) The securities laws of any state or rules and regulations of any authorities administering such laws;

           (f) Any obligations of the Company under subscription agreements, option agreements or other agreements to issue Membership Interests to any employee of the Company or any other individual or entity; and

           (g) Liabilities or obligations of the Company arising from or related to any employee welfare benefit plans or employee pension benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained, sponsored or contributed to by the Company.

     The foregoing liabilities are hereinafter referred to as the "Excluded Liabilities."

     1.5 Consideration for Assets.

           (a) Parent Common Stock. In exchange for the Assets transferred by the Company, Sub shall issue and deliver to the Company an aggregate number of shares of the voting Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock") equal to the sum of (i) the quotient of (a) $2,550,000 divided by (b) the average sales price of the Parent Common Stock on a national securities exchange or quotation system for the close of business for each business day in the 60 consecutive calendar-day period ending on the day before the Closing (such number of shares of Parent Common Stock being referred to herein as the "Restricted Parent Exchange Shares"), and (ii) the minimum number of shares of Parent Common Stock that if sold by the Members on the Closing Date to a Third Party Purchaser (as defined in Section 7.11 hereof) would result in the Members receiving aggregate gross proceeds of $2,450,000 in cash from such sale prior to income tax but after any applicable broker commissions on such sale (such number of shares of Parent Common Stock being referred to herein as the "Unrestricted Parent Exchange Shares"). The Restricted Parent Exchange Shares and the Unrestricted Parent Exchange Shares are hereinafter sometimes referred to as the "Acquisition Consideration."

           (b) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued, but in lieu thereof the Company (or at the Company's request each Member who would otherwise be entitled to a fraction of a share of Parent Common Stock upon the


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


      dissolution of the Company) shall be paid an amount in cash equal to the value of such fraction of a share based upon the closing sale price of Parent Common Stock, on any securities exchange or quotation system on which the shares of Parent Common Stock are then listed or quoted on the last day on which there is a reported trade in the Parent Common Stock prior to the Closing Date. No interest shall be paid on such amount. All outstanding Membership Interests shall be aggregated for purposes of computing the number of shares of Parent Common Stock to be issued pursuant to this Section 1.5 and cash in lieu of fractional shares payable hereunder.

           (c) No Dilution. If, on or before the Closing Date, Parent (i) declares any dividend payable in shares of Parent Common Stock, or (ii) splits or combines or reclassifies the outstanding shares of Parent Common Stock, the number of shares (or fraction of a share subject to the provisions of Section 1.5(b) hereof) of the Restricted Parent Exchange Shares (but not the Unrestricted Parent Exchange Shares) to be exchanged for the Assets of the Company will be appropriately adjusted. Notwithstanding the preceding, the number of shares of the Restricted Parent Exchange Shares shall not be adjusted for any shares of Parent Common Stock issued after the date hereof (i) in the Popmail Acquisition or the acquisition by Parent or a subsidiary thereof of any other entity,
      (ii) for cash or a promissory note, and (iii) pursuant to stock options, stock warrants or convertible securities outstanding as of the date hereof.

           (d) Delivery of Parent Exchange Shares. On or prior to the Closing Date, Parent or Sub shall deliver, or caused to be delivered, to the Company the certificates representing the Restricted Parent Exchange Shares and the Unrestricted Parent Exchange Shares along with the cash required to effect the exchange referred to in Section 1.5(b) above.

           (e) Inspection of Books and Records. The Members shall have the right, at the expense of the Members, to inspect the books and records of Parent to verify any adjustment required to be made pursuant to the provisions of Section 1.5(c) in the number of shares of the Parent Common Stock owned by the Members during the normal business hours of Parent upon reasonable request to Parent.

      1.6  Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Thompson & Knight, P.C., 1700 Pacific Avenue, Suite 3300, Dallas, Texas, at 9:00 a.m., local time, on or before the 61st calendar day after the date on which the closing under the Popmail Merger Agreement occurs or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "Closing Date." The transfer of the Assets and the Acquired Business as provided in this Agreement shall be effected by deeds, bills of sale, endorsements, assignments, drafts, checks and other instruments of transfer and conveyance in that form necessary to effectively transfer all of the Company's Assets and the Acquired Business to Sub as specified by this Agreement and as reasonably required by Parent, Sub or their counsel. The assignment and assumption of the Assumed Liabilities as provided in this Agreement shall be effected by an assignment and assumption agreement and other instruments of assignment and assumption in the form necessary to effectively assign all of the


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


Assumed Liabilities to Sub and to have Sub fully assume all the Assumed Liabilities as specified by this Agreement and as reasonably required by the Company or its counsel. All Closing transactions shall be deemed to have occurred simultaneously.

      1.7 Liquidation and Dissolution of the Company. Promptly after the Closing Date but not later than 10 calendar days after the Closing Date, the Company shall proceed, and the Members shall cause the Company to proceed, with due diligence to wind up the Company's affairs, liquidate, and distribute the Company's remaining assets, including the Acquisition Consideration received pursuant to the exchange, to the Members and voluntarily dissolve the Company. In connection with the winding up of the Company's affairs, the Company shall proceed promptly after the Closing Date to prepare and file all income Tax Returns and reports required under Applicable Law, covering all periods (or portions of any period) ending on or before the Closing Date for which Tax Returns and reports have not previously been filed.

      1.8 Release by Members. Each Member as of the Closing, with the intent of binding such Member and the heirs, executors, personal representatives, successors and assigns of such Member hereby unconditionally releases, acquits and forever discharges the Company, Sub, Parent and their respective successors, assigns, officers, directors, managers, attorneys, accountants and insurers from any and all claims, demands, actions, causes of action, debts, sums of money, covenants, contracts, controversies, agreements, promises, obligations, costs, expenses, damages, or any other claim or demand whatsoever of whatever kind, character and description, whether based on facts presently known or hereafter discovered, whether suspected or unsuspected, whether based upon statutory law or common law, whether in contract, administrative or tort, whether liquidated or unliquidated, matured or unmatured, disclosed and undisclosed, which has accrued or which may ever accrue to such Member or the heirs, personal representatives, successors or assigns of such Member for and on account of any matter, cause or thing relating to, arising out of or in any way connected with the ownership of Membership Interests of such Member (except as against the Company, to the Member's allocable share of the Acquisition Consideration upon the liquidation and dissolution of the Company), the employment, if applicable, of such Member by the Company prior to the Closing Date (except as to compensation and benefits earned and accrued by the Member but unpaid by the Company and claims, if any, arising under this Agreement), or the operation, acts or inactions of the Company and its officers and managers prior to the Closing Date (the "Released Claims"). Each Member represents and warrants to the Company, Parent and Sub that such Member has not assigned or otherwise transferred expressly, impliedly or by operation of law any Released Claim or any interest in or portion of any such claim, and that all Released Claims of such Member are owned by such Member, who has the sole authority to release them. This Release is for any relief, no matter how denominated, including, but not limited to, distributions pertaining to Membership Interest (other than for such Member's share of (i) the Acquisition Consideration upon the liquidation and dissolution of the Company, and (ii) compensation and benefits earned and accrued, if any, by the Member but unpaid by the Company. Notwithstanding any of the foregoing provisions to the contrary, the parties hereto specifically acknowledge the foregoing provisions shall not relate to or otherwise be effective in connection with any claims that any Member may have against Parent or Sub for the failure of Parent or Sub to fulfill its obligations to such Member as set forth in this Agreement or the exhibits attached hereto. Each Member agrees and covenants that in no event will


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


such Member commence any litigation or other legal or administrative proceeding against the Company, Parent or Sub, and their respective officers, directors and managers, whether in law or equity, whether in contract, administrative, or tort, relating to any and all Released Claims.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                             AND CONTROLLING MEMBERS

      The Company and the Controlling Members jointly and severally represent and warrant to Parent and Sub that, except as set forth in the Company Disclosure Schedule attached hereto as Schedule A (the "Company Disclosure Schedule") (which Company Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article II and items requiring description by this Article II under captions referencing the Sections to which such exceptions apply) that:

      2.1 Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and has the power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The Company is not qualified to do business as a foreign limited liability company in any state, and the Company is not required to be qualified to do business in any state other than Texas in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      2.2 Articles of Organization and Regulations. The Company has made available to Parent and Sub accurate and complete copies of (i) the Articles of Organization and Regulations of the Company as currently in effect, (ii) the ownership records of the Company and (iii) the minutes of all meetings of the members and managers of the Company and any committees thereof (and all consents in lieu of such meetings). Such records, minutes and consents accurately reflect the equity ownership of the Company and, in all material respects, all actions taken by such members, managers and committees. The Company is not in violation of any provision of its Articles of Organization or Regulations, other than violations which, individually or in the aggregate, do not and will not have a Material Adverse Effect on the Company.

      2.3 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Company and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Managers of the Company and the Controlling Members, and no other company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party. This Agreement has been and the other agreements to be executed pursuant hereto will be at Closing duly executed and delivered by the Company and constitute (or at Closing will constitute) the valid and binding obligations of the Company and the Members, enforceable in accordance with their respective terms. The Company has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby. Each Member is over twenty-one (21) years of age, and each Member has the requisite authority and capacity to execute and comply with the terms of this Agreement and the Ancillary Documents to which such Member is a party and to perform such Member's obligations contemplated by this Agreement and the Ancillary Documents to which the Member is a party.

      2.4 No Breach. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not (i) conflict with or result in a violation of any provision of the Articles of Organization or Regulations of the Company, (ii) except as otherwise set forth in the Company Disclosure Schedule, constitute a default under, or give rise to any right of termination, cancellation, or acceleration under any material bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which the Company is a party or by which the Company or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of the Company, or (iv) violate any Applicable Law binding upon the Company except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      2.5 Value of Parent. The Company and the Members acknowledge that they have had access to adequate information to assess the value of Parent and Sub. The Company and the Members expressly waive any and all claims against Parent and Sub and their respective directors, officers or shareholders relating to the valuation of Parent or its assets or any representations as to such value that may be deemed to have been made by Parent or Sub or any of their respective directors, officers or shareholders with respect to such valuation.

      2.6 Governmental Authorities; Consents. The Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. Other than the filing by the Company of any pre-Acquisition notification form required by the HSR Act, no consent, approval or authorization of any governmental or regulatory authority or any other Person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby and except for such consents, approvals and authorizations which, if not obtained, would not have a Material Adverse Effect on the Company.

      2.7 Capitalization of the Company. Except as otherwise set forth in the Company Disclosure Schedule, the Members are the sole members of the Company and the Membership Interests owned by the Members constitute the only issued and outstanding equity interests of any type in the Company. Each Member owns beneficially and of record free and clear of any Encumbrances the Membership Interests set forth opposite such Member's name in the Company Disclosure Schedule, and has the unrestricted right, power and authority to assign, transfer and deliver such Member's Membership Interest to the Company upon the liquidation and dissolution of the Company in exchange for such Member's allocable share of the Acquisition Consideration as set forth herein. The Membership Interests were not issued in violation of any preemptive rights. Except as otherwise set forth in the Company Disclosure Schedule, none of the Members has granted any proxy with respect to any of the Membership Interests, deposited all or any portion of the Membership Interests into a voting trust, or entered into any voting agreement with respect to the Membership Interests. The Membership Interests were issued to the Members in transactions exempt from the registration requirements of and otherwise in compliance with all applicable federal and state securities laws. Except as otherwise set forth in the Company Disclosure Schedule, there are (and as of the Closing Date there will be) outstanding (i) no equity or other voting securities of the Company other than those held by the Members, (ii) no securities of the Company convertible into or exchangeable for equity securities or other voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any equity securities or other voting securities of the Company or any securities of the Company convertible into or exchangeable for equity or other voting securities and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company. There are (and as of the Closing Date there will be) no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the foregoing securities, options, equity equivalents, interests or rights.

      2.8 No Subsidiaries. The Company has no subsidiaries. In addition, the Company does not own, directly or indirectly, any capital stock or other securities of any corporation or have any direct or indirect equity or ownership interest in any other person. The Company does not have any direct or indirect equity or ownership interest in any corporation, partnership, joint venture, or other entity which is involved, directly or indirectly, in the conduct of the business of the Company and the business of the Company is conducted solely by the Company.

      2.9 Financial Statements. The Company has delivered to Parent and Sub copies of its (i) unaudited balance sheet, as of March 31, 1999 (the "Company's Latest Balance Sheet") and the Company will deliver to Parent and Sub by July 30, 1999 a copy of its unaudited balance sheet as of June 30, 1999 and its unaudited statement of operations for the eleven-month period then ended (collectively, the "Company's Latest Financial Statements"), and (ii) the unaudited balance sheet, as of December 31, 1998 and its unaudited statement of operations for the period then ended (the "Company's Year-end Financial Statements," and, collectively, the "Company's Financial Statements"). The Company's Financial Statements are true and correct, are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and results of operations, members' equity and cash flows for the periods referred to therein. The Company's Year-end Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. Except as otherwise set forth in the Company Disclosure Schedule, the Company's Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes which are required to be prepared in accordance with generally accepted accounting principles) consistent with Company's Year-end Financial Statements and reflect all adjustments necessary to fairly present the financial position, results of operations and cash flows for the interim period(s) presented. The Company will, at Parent's expense, provide such audited financial statements as may be requested by Parent.

      2.10 Absence of Undisclosed Liabilities. Except as disclosed in its balance sheet for the fiscal year ended December 31, 1998, the Company has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after December 31, 1998 in the Ordinary Course of Business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and other liabilities which, in the aggregate, are not material to the Company.

      2.11 No Material Adverse Changes. Since December 31, 1998, there has not been any material adverse change in, or any event or condition that might reasonably be expected to result in any material adverse change in, the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company.

      2.12 Tax Matters.  Except as set forth in the Company Disclosure Schedule:

           (a) The Company and any affiliated, combined or unitary group of which the Company is or was a member for purposes of any Taxes has timely filed, been included in or sent, and will, prior to the Closing, timely file, be included in or send all Tax Returns required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes with respect to any income, properties or operations of the Company prior to the Closing Date. For federal income tax purposes, the Company has elected to be taxed as a corporation, and the Company has been taxed as a corporation since its formation;

           (b) as of the time of filing, the Tax Returns of the Company:

                 (i) correctly reflected (and, as to any Tax Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and any other information required to be shown therein;

                (ii) constitute (and, as to any Tax Returns not filed as of the date hereof, will constitute) complete and accurate representations of the Tax liabilities for the periods covered; and

               (iii) accurately set forth all items (to the extent required to be included or reflected in the Tax Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;

           (c) The Company has timely paid all Taxes that have been shown as due and payable on the Tax Returns that have been filed;

           (d) The Company has established a reserve (in accordance with generally accepted accounting principles) on the Company's Latest Financial Statements for any Taxes that relate to past periods but are not yet due; and will establish such a reserve for all other Taxes payable for any periods that end before the Closing for which no Tax Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing;

           (e) The charges, accruals and reserves for Taxes reflected on the Company's Latest Financial Statements are adequate to cover the Tax liabilities accruing or payable by the Company in respect of periods (or portions of any period) ending on or before the date hereof;

           (f) The Company is not delinquent in the payment of any Taxes and has not requested any extension of time within which to file or send any Tax Return, which Tax Return has not since been filed or sent;

           (g) To the Company's and the Member's Knowledge, no deficiency for any Taxes has been proposed, asserted or assessed against the Company (or any member of any affiliated or combined group of which the Company is or has been a member for which the Company could be liable for Taxes);

           (h) The Company has not granted any extension of the limitation period applicable to any Tax claims and the Company has not waived any such limitation period;

           (i) The Company is not and has not been a party to any tax sharing agreement with any corporation which, as of the Company, is not a member of the affiliated group of which the Company is a member;

           (j) The Company has not made any election under Section 341(f) or
      Section 1362(a) of the Code;

           (k) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated in this Agreement;

           (l) Neither the Company nor any affiliate is a party to any agreement, contract plan or arrangement that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) under Section 280G of the Code;

           (m) To the Company's and the Controlling Members' Knowledge, no examinations of the Tax Returns of the Company are currently in progress or, to the Knowledge of the Company and the Controlling Members, threatened and no deficiencies have been asserted or assessed against the Company as a result of any audit by the Internal Revenue Service or any other taxing authority and no such deficiency has been proposed or threatened; and

           (n) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

      2.13 Litigation. Except as provided in the Company Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Company and the Controlling Members, threatened against the Company, at law or in equity, or before or by any Governmental Entity.

      2.14 Title to Properties. The Company has good and indefeasible title to all properties (real, personal, and mixed, tangible and intangible) it owns or purports to own, including without limitation the properties reflected in its books and records and in the Company's Latest Balance Sheet, other than those disposed of after the date of such balance sheet in accordance with this Agreement or in the Ordinary Course of Business, free and clear of all Encumbrances, except as set forth in the Company's Latest Balance Sheet as securing specific liabilities, liens for Taxes not yet due and payable, statutory liens (including materialmen's, mechanic's, repairmen's, landlord's, and other similar liens) arising in connection with the Ordinary Course of Business securing payments not yet due and payable, and such imperfections or irregularities of title, if any, as (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the Company's normal operations. No financing statement (or other instrument sufficient or effective as a financing statement) under the Uniform Commercial Code with respect to any properties of the Company has been filed and is effective in any jurisdiction, and the Company has not signed any such financing statement (or other instrument) or any mortgage or security agreement authorizing any secured party thereunder to file any such financing statement (or other instrument).

      2.15 Intellectual Property. As used herein, the term "Intellectual Property" means the Company's name and all assumed business names, all trademarks, service marks, trade names, copyrights, trade secrets, know-how, technical information, technology, computer software (including documentation and object and source codes), and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing. The Company Disclosure Schedule describes all Intellectual Property owned, held, or
used by the Company.    The Company Disclosure Schedule further specifies, as
applicable: (i) the nature of such Intellectual Property; and (ii) all licenses, sublicenses, and other agreements to which the Company is a party and pursuant to which the Company or any other person is authorized to use such Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty, and the term thereof. All maintenance fees/annuities have been paid and renewals thereof have been duly made with respect to such applications, patents and registrations.

      The listed Intellectual Property constitutes all Intellectual Property necessary for the operation of the Company's business as presently conducted. The Company has good and indefeasible title to or is validly licensed to use all such Intellectual Property. Each item of such Intellectual Property is in full force and effect, the Company is in compliance with all its obligations with respect thereto, and, to the Knowledge of the Company and the Controlling Members, no event has occurred which permits, or upon the giving of notice or the passage of time or otherwise would permit, revocation or termination of any interest or right in any item of Intellectual Property. There are no (i) Proceedings pending against the Company, (ii) to the Knowledge of the Company and the Controlling Members, Proceedings threatened against the Company, or
(iii) notices received by the Company from another Person, asserting that (a) use by the Company of any of such Intellectual Property (b) the making, producing, using or selling of any commercial product of the Company, or (c) the making, producing, using or selling of any experimental product of the Company, infringes the rights of any other Person. The (d) use by the Company of any of such Intellectual Property (e) the making, producing, using or selling of any commercial product of the Company, or (f) the making, producing, using or selling of any experimental product of the Company, does not infringe the rights of any other Person. To the Knowledge of the Company and the Controlling Members, none of such Intellectual Property is being infringed upon by any other Person. None of such Intellectual Property owned by the Company and, to the Knowledge of the Company and the Controlling Members, none of such Intellectual Property held or used by the Company is subject to any outstanding judgment, order, writ, injunction, or decree of any governmental entity, or any agreement, arrangement, or understanding, written or oral, restricting the scope or use thereof. The conduct of the businesses of the Company at any time prior to the Closing Date did not, and the conduct of such businesses on a basis consistent with past practice as of the Closing Date will not, infringe upon or otherwise misappropriate any Intellectual Property of any other Person.

      2.16 Compliance with Laws; Permits.

           (a) The Company and its members, managers, officers, agents and employees in their capacity as such have complied in all material respects with all Applicable Laws and other requirements which materially affect the business of the Company and to which the Company may be subject, and to the Knowledge of the Company and the Controlling Members no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements.

           (b) The Company has, in full force and effect, all material licenses, permits and certificates, from federal, state and local authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (collectively, the "Permits"), except for Permits that the absence of which has not and will not have a Material Adverse Effect on the Company. A true, correct and complete list of all the Permits maintained by the Company is set forth in the Company Disclosure Schedule. The Company has conducted its business in all material respects in compliance with all material terms and conditions of the Permits.

      2.17 Employees. (a) No executive employee of the Company and, to the Knowledge of the Company and the Controlling Members, no group of the Company's employees has any plans to terminate his, her or its employment; (b) the Company has no material labor relations problem pending and its labor relations are satisfactory to the Company; (c) there are no workers' compensation claims pending against the Company nor is the Company or the Controlling Members aware of any facts that would give rise to such a claim; (d) to the Company's Knowledge, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; (e) no employee or former employee of the Company has any claim with respect to any intellectual property rights of the Company; and (f) the Company has furnished to Parent and Sub copies of all noncompetition agreements between the Company and any of its managers or employees.

      2.18 Employee Benefit Plans.

           (a) The Company has listed all employee welfare benefit plans or employee pension benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by the Company (collectively, "Plans") in the Company Disclosure Schedule. No trust funds are so maintained in connection with any employee welfare benefit plan. The Company has delivered or made available to Parent and Sub a true, correct and complete copy of each of the Plans identified on such schedule. As to each of such Plans that is funded, the Company has delivered or made available to Parent and Sub a true, correct and complete copy of the most recent annual financial report with respect to such Plan, and any subsequent interim report. There have been no adverse changes in the financial status of any such Plans that are material since the date of the most recent report provided with respect thereto.

           (b) The Company has also specifically identified in the Company Disclosure Schedule each of the Plans maintained by the Company that is represented to be a qualified plan under Section 401(a) of the Code.
      With respect to each of the Plans so identified, the following are true:
      (i) the plan, in form and, to the Knowledge of the Company and the Controlling Shareholders in, operation, currently satisfies, and for all years subsequent to the establishment of, such plan has satisfied, the qualification requirements of Section 401(a) or 403(a) of the Code, as applicable; and (ii) except as identified in the Company Disclosure Schedule, the IRS has issued a favorable letter of determination with respect to the Plan as amended to date or has issued a favorable opinion letter to the sponsor of a Plan that is maintained on a prototype basis, and all amendments required by the Code as a condition of retention of such qualified status as of the date hereof have been or will be adopted within time limits required to maintain such status. Each of such Plans is and has been operating in compliance in all material respects with all amendments required by the Tax Reform Act of 1986 and subsequent legislation and regulations.

           (c) The Company and each subsidiary does not now maintain or contribute to, nor, except as set forth in the Company Disclosure Schedule, has the Company or any subsidiary at any time maintained or contributed to, any employee benefit plan which is subject to Title IV of ERISA. Except as set forth in the Company Disclosure Schedule, all contributions payable to any of the Plans maintained by the Company for any plan year ending prior to the date hereof have been paid in full on a timely basis and no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA) has been incurred.

           (d) The Company has not engaged in, nor entered into any arrangement pursuant to which any person or entity is contractually bound to enter into, any transaction which could result in imposition upon either the Company of any excise tax under Sections 4971 through 4980B, inclusive, and Section 5000 of the Code or civil liability under Section 502(i) or 502(l) of ERISA or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued on the Company's Latest Financial Statements.

           (e) The Company and each subsidiary has (i) filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required to be filed with any governmental agency (including, without limitation, the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) with respect to each of the Plans maintained by the Company;
      (ii) timely complied with all applicable participant disclosure requirements of ERISA; and (iii) has maintained in full force and effect any bond required under ERISA in connection with such Plans.

           (f) The Company is not and has never been a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code), involving any other entity.

           (g) The Company does not maintain any employee benefit plan providing benefits to former employees or directors, other than health coverage mandated by applicable law.

           (h) The Company has complied in all respects with the "COBRA" requirements of Section 4980B of the Code.

      2.19 Environmental Matters. The Company has not received any written notice of any investigation or inquiry from any Governmental Entity under any Applicable Law pertaining to the environment, Hazardous Substances or Hazardous Wastes ("Applicable Environmental Laws"), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by, inter alia, the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), and the Resource Conservation and Recovery Act of 1976, as amended by, inter alia, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 ("RCRA"). To the Knowledge of the Company and the Controlling Members, as of the date hereof, the Company has not used any property owned or leased by the

Company for Disposal of any Hazardous Substance. (The term "Hazardous Substance" as used herein shall have the meaning specified in CERCLA, and the terms "Hazardous Waste" and "Disposal" shall have the meanings specified in RCRA.)

      2.20 Labor Relations.

           (a) There are (i) no collective bargaining agreements or other similar agreements, arrangements or understandings, written or oral, with employees as a group to or by which the Company is a party or is bound,
      (ii) no employees of the Company are represented by any labor organization, collective bargaining representative or group of employees,
      (iii) no labor organization, collective bargaining representative or group of employees claims to represent a majority of the employees of the Company in an appropriate unit of the Company, (iv) the Company has not been the subject of any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of its employees or been subject to or, to the Knowledge of the Company, threatened with any strike or other concerted labor activity or dispute and (v) the Company is not obligated to bargain collectively with respect to wages, hours and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative or group of employees.

           (b) The Company is in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices, wages, hours, equal opportunity, collective bargaining, the payment of social security and other taxes and other terms and conditions of employment in respect of their respective employees, except for noncompliance with such Applicable Laws which does not and will not have a Material Adverse Effect on the Company. There is no pending or, to the Knowledge of the Company and the Controlling Members, threatened Proceeding by or before, and the Company is not subject to any judgment, order, writ, injunction or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity in connection with any current, former or prospective employee of the Company.

      2.21 Insurance. The Company Disclosure Schedule lists and briefly describes (i) each insurance policy maintained by the Company with respect to the Company's properties, assets and operations including all policies of fire, liability, casualty, life and other insurance held by the Company, (ii) sets forth the date of expiration of each such insurance policy and (iii) briefly summarizes all material claims currently outstanding under each such policy. All of such insurance policies are in full force and effect. The Company is not in default with respect to its obligations under any of such insurance policies. To the Knowledge of the Company and the Controlling Members, there has been no threatened termination of, or premium increase whether retrospective or prospective with respect to any of such policies. All premiums due and payable with respect to such policies have been timely paid.

      2.22 Agreements.

           (a) All agreements of any nature (written or oral) (collectively, for purposes of this Section, "agreements") to which the Company is a party or by which the Company or any of its properties is otherwise bound, regardless of amount or subject matter, that are material to the business, assets, results of operations, condition (financial or otherwise) or prospects of the Company are listed in the Company Disclosure Schedule.

           (b) The Company has delivered to Parent and Sub accurate and complete copies of the written agreements listed in the Company Disclosure Schedule. Each of such agreements is a valid and binding agreement of the Company and, to the Knowledge of the Company and the Controlling Members, the other party or parties thereto, enforceable against the Company and, to the Knowledge of the Company and the Controlling Members, such other party or parties in accordance with its terms. The Company is not in breach of or in default under any material provision of any of such agreements, and the Company has not received any notice from, or given any notice to, any other party indicating that the Company is in breach of or in default under any of such agreements, except in all such cases for such that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company and the Controlling Members, no other party to any of such agreements is in breach of or in default under such agreements, nor has any assertion been made by the Company of any such breach or default.

           (c) The Company has not received notice of any plan or intention of any other party to any agreement to exercise any right of offset with respect to, or any right to cancel or terminate, any agreement, and the Company and the Controlling Members do not know of any fact or circumstance that would justify the exercise by any such other party of such a right other than the automatic termination of such agreement in accordance with its terms. The Company does not currently contemplate any amendment or change to any agreement, which amendment or change could have a Material Adverse Effect on the Company.

      2.23 Books and Records. All the books and records of the Company, including all personnel files, employee data, and other materials relating to employees have been in all material respects maintained in accordance with good business practice and all Applicable Laws. Such books and records accurately and fairly reflect, in reasonable detail, all material transactions, revenues, expenses, assets and liabilities of the Company.

      2.24 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of the Members.

      2.25 Indebtedness. As of the Closing Date, the Company will not have any outstanding obligations or liabilities of a nature required by generally accepted accounting principles to be recognized or discussed in the Financial Statements as debt which are not recognized or discussed in the Financial Statements, other than trade payables and similar obligations incurred in the Ordinary Course of Business.

      2.26 Customer Relationships. The Company Disclosure Schedule sets forth a complete and accurate list of all customer accounts presently held by the Company. The Company uses commercially reasonable efforts to maintain a satisfactory relationship with each of its customers and, although certain contracts between the Company and its customers permit either party to terminate the contract upon 30 days notice to the other party, the Company has not received a notice of termination from any customer and has no present Knowledge or other reason to believe any customer will not continue or otherwise agree to remain or become a customer of Sub or will within the next six (6) months terminate its business relationship with the Company or Sub as a result of the transactions contemplated by this Agreement or otherwise.

      2.27 Member Access to Information. Each Member by executing this Agreement represents and warrants to Parent and Sub that such Member has (i) been given the opportunity to review the SEC Filings (as defined in Section 3.14) made by Parent, (ii) been given the opportunity to ask questions of, and receive answers from, Parent concerning the business, assets, results of operation, and financial condition of Parent and the terms and conditions of the Acquisition and the issuance of the Acquisition Consideration in exchange for the Assets, (iii) been given the opportunity to obtain any additional information about the business and financial condition of Parent which is necessary to verify the accuracy of the information contained in the SEC Filings and which Parent possesses or can reasonably obtain without the expenditure of undue time or expense, which additional information has been timely and satisfactorily received by such Member, and (iv) approved this Agreement and the Acquisition with full knowledge and understanding of the terms and conditions set forth in this Agreement.

      2.28 Investment Representations. Each Member by executing this Agreement represents and warrants to Parent, that such Member is acquiring the Restricted Parent Exchange Shares hereunder as a result of the dissolution of the Company for such Member's own account for investment, with no present intention of reselling or otherwise distributing the same, except (i) pursuant to an offering of shares duly registered under the Securities Act, or (ii) under other circumstances which in the opinion of such Member's counsel to Parent at the time does not require registration under the Securities Act. Each Member by executing this Agreement further covenants and represents that none of the shares of Parent Common Stock that will be issued to such Member pursuant to the plan of reorganization set forth in this Agreement will be offered, sold, assigned, pledged, transferred, or otherwise disposed of by such Member except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the Securities and Exchange Commission provided, however, Parent acknowledges that the Company or the Members intend to sell the Unrestricted Parent Exchange Shares immediately following the Closing. The Company and each Member hereby confers full authority upon Parent to instruct its transfer agent not to transfer any of the Restricted Parent Exchange Shares until it has received written approval from Parent to the effect that the provisions of this Section have been satisfied. The Company and each Member acknowledges that Parent shall place a stop transfer order against the transfer of the

Restricted Parent Exchange Shares and the Unrestricted Parent Exchange Shares owned by the Company (or by a Member upon the dissolution of the Company or by the Third Party Purchaser upon the sale of the Unrestricted Parent Exchange Shares) until the holder thereof satisfies one of the conditions set forth in this Section. All stock certificates representing the Restricted Parent Exchange Shares and the Unrestricted Parent Exchange Shares shall be endorsed with the following restrictive legend:

      THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW BUT HAVE BEEN ACQUIRED FOR THE PRIVATE INVESTMENT OF THE HOLDER HEREOF AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNTIL EITHER (i) A REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION AND ITS COUNSEL THAT REGISTRATION UNDER SUCH SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED OFFER, SALE OR TRANSFER.

      2.29 Lock-Up Agreement. Each Controlling Member by executing this Agreement, covenants and represents that the Restricted Parent Exchange Shares received by such Controlling Member upon the dissolution of the Company are subject to a lock-up agreement and must be held for the minimum period specified in Section 8.7 hereof. Each Controlling Member acknowledges that Parent shall be duly authorized and empowered to place a stop transfer order against the transfer of the aggregate number of shares of the Restricted Parent Exchange Shares allocated to and owned by such Controlling Member as a result of the Acquisition until the first anniversary of the Closing Date.

      The certificate or certificates representing the Restricted Parent Exchange Shares received by each Controlling Member will be endorsed with the following restrictive legend.

      THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MINIMUM HOLDING PERIOD OF ONE YEAR BY THE HOLDER HEREOF AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNTIL AFTER ONE YEAR FROM THE DATE OF THIS CERTIFICATE.

      2.30 Representations as to Qualification as a "C" Reorganization.

           (a) Value of Parent Common Stock. The fair market value of the Parent Common Stock plus cash in lieu of fractional shares received by the Company and distributed to each Member will be approximately equal to the fair market value of the Membership Interest surrendered in the exchange.

           (b) Acquisition of Substantially All the Assets. In the Acquisition, Sub will acquire assets which will comprise at least 90% of the fair market value of the net assets of, and at least 70% of the fair market value of the gross assets of, the Company held by the Company immediately prior to the transaction. In addition, in the Acquisition, Sub will acquire all of the operating assets of the Company held by the Company immediately prior to the transaction. For purposes of these representations, assets of the Company used to pay the Company's Acquisition expenses, amounts paid by the Company to dissenters, if any, and all redemptions and distributions made by the Company in anticipation of the Acquisition will be included as assets of the Company held immediately prior to the transaction.

           (c) Distribution of Acquisition Consideration to Members. The Company will distribute the Parent Common Stock it receives in the Acquisition to its Members, in pursuance of the plan of reorganization.

           (d) Company Liabilities. The liabilities of the Company assumed by Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

           (e) Payment of Expenses.  Except as otherwise set forth in Section
      6.11 hereof, Parent, Sub, the Company and the Members will pay their respective expenses, if any, incurred in connection with the transaction.

           (f) Intercorporate Indebtedness. There is no intercorporate indebtedness existing between either Parent or Sub and the Company that was issued, acquired, or will be settled at a discount.

           (g) No Investment Company. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) of the Code.

           (h) No Ownership Interest of Parent in the Company. Neither Parent nor Sub owns directly or indirectly, nor has it owned during the past five years, directly or indirectly, any Membership Interest in the Company.

           (i) Value of Assets. The fair market value of the assets of the Company transferred to Sub will equal or exceed the sum of the liabilities assumed by Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

           (j) No Bankruptcy. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

           (k) Member-Employees. None of the compensation received by any Member-employee of the Company will be separate consideration for, or allocable to, any of their

Membership Interests; none of the shares of Parent Common Stock received by any Member-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any Member-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

      2.31 Acquisition Consideration. Parent and Sub are paying no consideration for the Assets other than the Acquisition Consideration and cash in lieu of fractional shares.

      2.32 Title to Membership Interest. Each Controlling Member and each Member (other than the Controlling Member) to the Knowledge of the Controlling Members, owns beneficially and of record, free and clear of any Encumbrances the Membership Interest set forth opposite such Member's name in the Company Disclosure Schedule, and has the unrestricted right, power and authority to sell, assign, transfer and deliver the Membership Interest to the Company in exchange for such Member's allocable share of the Acquisition Consideration as set forth herein.

      2.33 Full Disclosure. No representation, warranty or statement of the Company or any Controlling Member set forth in this Agreement or any Ancillary Document contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact now known to the Company or the Controlling Members relating to the Company or the Acquired Business which adversely affects, or which in the future is expected by the Controlling Members (so far as the Controlling Members can now reasonably foresee) to adversely affect, any of the assets, or the operation of the business of the Company that has not been set forth herein or hereafter communicated to Parent in writing prior to the Closing Date.

      2.34 Representations and Warranties on Closing Date. The representations and warranties made in this Article II will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub hereby jointly and severally represent and warrant to the Company and the Members that, except as set forth in the Parent Disclosure Schedule attached hereto as Schedule B (the "Parent Disclosure Schedule") (which Parent Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply) that:

      3.1 Incorporation and Corporate Power. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Articles of Incorporation and Bylaws of each of Parent and Sub which have been furnished to the Company prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Parent is qualified to do business as a foreign corporation in Ohio and Colorado, which are the only states in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

      3.2 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by each of Parent and Sub and the Ancillary Documents to which Parent or Sub are a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings are necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Documents to which Parent or Sub are a party. This Agreement has been, and each of the Ancillary Agreements to be executed by Parent and Sub at Closing will be, duly executed and delivered by each of Parent and Sub and constitute the valid and binding obligation of each, enforceable in accordance with their respective terms.

      3.3 No Breach. The execution, delivery and performance of this Agreement by each of Parent and Sub and the Ancillary Documents to which Parent or Sub are a party and the consummation by them of the transactions contemplated hereby and thereby do not (i) conflict with or result in a violation of any provision of the charter or bylaws of either Parent or Sub, (ii) constitute a default under, or give rise to any right of termination, cancellation, or acceleration under any material bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Parent or Sub is a party or by which either of them or any of their properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of Parent or Sub, or (iv) violate any Applicable Law binding upon Parent or Sub except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

      3.4 Governmental Authorities; Consents. Other than with respect to any securities law reporting obligation or the filing of any pre-Acquisition notification form required by the HSR Act, neither Parent nor Sub is required to submit any notice, report or other filing with any governmental authority in connection with their respective execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any governmental or regulatory authority or any other Person is required to be obtained by either Parent or Sub in connection with their respective execution, delivery and performance of this Agreement or the transactions contemplated hereby and except for such consents, approvals and authorizations which, if not obtained, would not have a Material Adverse Effect on Parent.

      3.5 Capital Stock. The authorized capital stock of Parent consists of 100,000,000 shares of capital stock, of which 2,000 shares have been designated as Series A 8% Convertible Preferred Stock, 5,000 shares have been designated as Series B Convertible Preferred Stock, and 2,000 shares have been designated as Series C 8% Convertible Preferred Stock. As of July 13, 1999, 8,813,159 shares of Parent Common Stock, 1,150 shares of Series A 8% Convertible Preferred Stock, and 2,000 shares of Series C 8% Convertible Preferred Stock were issued and outstanding. All of the outstanding shares of Parent Common Stock and shares of Series A 8% Convertible Preferred Stock and Series C 8% Convertible
Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Parent Disclosure Schedule lists all warrants, options, conversion rights and agreements to purchase or otherwise acquire from Parent any shares of capital stock or other securities of Parent outstanding as of June 21, 1999 and on the Closing Date. All of the outstanding shares of capital stock of Sub are owned directly by Parent.

      3.6 Financial Statements. Sub was incorporated on June 23, 1999 and has not yet commenced business and has no assets of the date hereof other than for the sum of $1,000. Parent has delivered to the Company copies of its unaudited balance sheet, as of April 30, 1999 ("Parent's Latest Balance Sheet") and its unaudited statement of operations for the four-month period ended April 30, 1999 (collectively, "Parent's Latest Financial Statements"). Parent's Latest Financial Statements and its balance sheet as of January 3, 1999 and statement of operations for the year ended January 3, 1999 ("Parent's Year-end Financial Statements," and collectively, "Parent's Financial Statements"), as well as the other audited financial statements and unaudited interim financial statements of Parent included in Parent's filings with the Securities and Exchange Commission are true and correct, are based upon the information contained in the books and records of Parent and fairly present the financial condition of Parent as of the dates thereof and results of operations, shareholders' equity and cash flows for the periods referred to therein. Parent's Year-end Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. Parent's Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes which are required to be prepared in accordance with generally accepted accounting principles) consistent with Parent's Year-end Financial Statements and reflect all adjustments necessary to fairly present the financial position, results of operations and cash flows for the interim period(s) presented.

      3.7 Absence of Undisclosed Liabilities. Except as disclosed in its balance sheet for the fiscal year ended January 3, 1999, Parent has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after January 3, 1999 in the Ordinary Course of Business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and other liabilities which, in the aggregate, are not material to Parent.

      3.8 No Material Adverse Changes. Since January 3, 1999, there has not been any material adverse change in, or any event or condition that might reasonably be expected to result in any material adverse change in, the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Parent.

      3.9  Tax Matters.  Except as set forth on the Parent Disclosure Schedule:

           (a) Each of Parent and any affiliated, combined or unitary group of which Parent is or was a member for purposes of any Taxes (the "Parent Group") has timely filed, been included in or sent, and will, prior to the Closing, timely file, be included in or send all Tax Returns required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes with respect to any income, properties or operations of the Parent Group prior to the Closing Date;

           (b) As of the time of filing, the Tax Returns of the Parent Group:

                 (i) Correctly reflected (and, as to any Tax Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Parent Group and any other information required to be shown therein;

                (ii) Constitute (and, as to any Tax Returns not filed as of the date hereof, will constitute) complete and accurate representations of the Tax liabilities for the periods covered; and

               (iii) Accurately set forth all items (to the extent required to be included or reflected in the Tax Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;

           (c) Parent has timely paid all Taxes that have been shown as due and payable on the Tax Returns that have been filed by the Parent Group;

           (d) Parent has established a reserve (in accordance with generally accepted accounting principles) on Parent's Latest Financial Statements for any Taxes that relate to past periods but are not yet due; and will establish such a reserve for all other Taxes payable for any periods that end before the Closing for which no Tax Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing;

           (e) The charges, accruals and reserves for Taxes reflected on Parent's Latest Financial Statements are adequate to cover the Tax liabilities accruing or payable by Parent in respect of periods prior to the date hereof;

           (f) Parent is not delinquent in the payment of any Taxes and has not requested any extension of time within which to file or send any Tax Return, which Tax Return has not since been filed or sent;

           (g) To Parent's Knowledge, no deficiency for any Taxes has been proposed, asserted or assessed against Parent (or any member of any affiliated or combined group of which Parent is or has been a member for which Parent could be liable for Taxes);

           (h) Parent has not granted any extension of the limitation period applicable to any Tax claims and Parent has not waived any such limitation period;

           (i) Parent is not and has not been a party to any tax sharing agreement with any corporation which, as of Parent, is not a member of the affiliated group of which Parent is a member;

           (j) Parent has not made any election under Section 341(f) or
      Section 1362(a) of the Code;

           (k) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated in this Agreement;

           (l) Neither Parent nor any affiliate is a party to any agreement, contract plan or arrangement that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Parent that are not deductible (in whole or in part) under Section 280G of the Code;

           (m) To Parent's Knowledge, no examinations of the Tax Returns of any member of the Parent Group are currently in progress or, to the Knowledge of Parent, threatened and no deficiencies have been asserted or assessed against any member of the Parent Group as a result of any audit by the Internal Revenue Service or any other taxing authority and no such deficiency has been proposed or threatened; and

           (n) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any member of the Parent Group.

      3.10 Litigation. There are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent, at law or in equity, or before or by any Governmental Entity.

      3.11 Employees. (a) No executive employee of Parent and, to the Knowledge of Parent, no group of Parent's employees has any plans to terminate his, her or its employment; (b) Parent has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) Parent has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against Parent nor is Parent aware of any facts that would give rise to such a claim; and (e) no employee of Parent is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Parent.

      3.12 Employee Benefit Plans.

           (a) Parent has listed all Plans maintained by Parent or any subsidiary of Parent on the Parent Disclosure Schedule, and no trust funds are so maintained in connection with any employee welfare benefit plan. Parent has delivered or made available to the Company a true, correct and complete copy of each of the Plans identified on such schedule. As to each of such Plans that is funded, Parent has delivered or made available to the Company a true, correct and complete copy of the most recent annual financial report with respect to such Plan, and any subsequent interim report. There have been no adverse changes in the financial status of any such Plans that are material since the date of the most recent report provided with respect thereto.

           (b) Parent has also specifically identified on the Parent Disclosure Schedule each of the Plans maintained by Parent or any subsidiary of Parent that is represented to be a qualified plan under Section 401(a) of the Code. With respect to each of the Plans so identified, the following are true: (i) the plan, in form and operation, currently satisfies, and for all years subsequent to the establishment of, such plan has satisfied, the qualification requirements of Section 401(a) or 403(a) of the Code, as applicable; and (ii) except as identified on the Parent Disclosure Schedule, the IRS has issued a favorable letter of determination with respect to the Plan as amended to date, and all amendments required by the Code as a condition of retention of such qualified status as of the date hereof have been or will be adopted within time limits required to maintain such status. Each of such Plans is and has been operating in compliance in all material respects with all amendments required by the Tax Reform Act of 1986 and subsequent legislation and regulations.

           (c) Parent and each subsidiary does not now maintain or contribute to, nor, except as set forth on the Parent Disclosure Schedule, has Parent or any subsidiary at any time maintained or contributed to, any employee benefit plan which is subject to Title IV of ERISA. Except as set forth on Parent Disclosure Schedule, all contributions payable to any of such Plans for any plan year ending prior to the date hereof have been paid in full on a timely basis and no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA) has been incurred.

           (d) Parent has not engaged in, nor entered into any arrangement pursuant to which any person or entity is contractually bound to enter into, any transaction which could result in imposition upon either the Company or Parent of any excise tax under Sections 4971 through 4980B, inclusive, and Section 5000 of the Code or civil liability under Section

      502(i) or 502(l) of ERISA or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued on the Parent's Latest Financial Statements.

           (e) Parent and each subsidiary has (i) filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required to be filed with any governmental agency (including, without limitation, the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) with respect to each of the Plans maintained by Parent or any of its subsidiaries; (ii) timely complied with all applicable participant disclosure requirements of ERISA; and (iii) has maintained in full force and effect any bond required under ERISA in connection with such Plans.

           (f) Parent is not and has never been a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code), involving any other entity.

           (g) Parent does not maintain any employee benefit plan providing benefits to former employees or directors, other than health coverage mandated by applicable law.

           (h) Parent has complied in all respects with the "COBRA" requirements of Section 4980B of the Code.

      3.13 Compliance with Laws; Permits.

           (a) Parent and its officers, directors, agents and employees in their capacity as such have complied in all material respects with all Applicable Laws, regulations and other requirements which materially affect the business of Parent and to which Parent may be subject, and, except as set forth on the Parent Disclosure Schedule no claims have been filed against Parent alleging a violation of any such laws, regulations or other requirements. Parent has no Knowledge of any such action.

           (b) Parent has, in full force and effect, all Permits necessary to conduct its business and own and operate its properties. A true, correct and complete list of all the Permits held by Parent is set forth on the Parent Disclosure Schedule. Parent has conducted its business in all material respects in compliance with all material terms and conditions of such Permits.

      3.14 SEC Filings. Parent has delivered to the Company copies of the following documents previously filed by Parent with the Securities and Exchange Commission (the "Commission"): (i) Parent's annual report on Form 10-K for the fiscal year ended January 3, 1999, (ii) all proxy statements relating to annual meetings of the shareholders of Parent held since December 31, 1997, (iii) Parent's quarterly report on Form 10-Q for the quarter ended March 31, 1999,
(iv) the Form S-3

Registration Statement of Parent as filed with the Commission on June 8, 1999,
(v) Amendment No. 1 to the Form S-3 Registration Statement of Parent as filed with the Commission on June 25, 1999, and (vi) the Form 8-K of Parent as filed with the Commission on June 22, 1999. Parent has filed all reports, registration statements and other documents required to be filed by it under the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act") (the "SEC Filings"). Parent has delivered to or made available for inspection by the Company and the Members accurate and complete copies of all the SEC Filings in the form filed by Parent with the Commission since November 1, 1997. The SEC Filings were prepared in accordance and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable. None of such forms, reports and statements, including, without limitation, any financial statements, exhibits and schedules included therein and incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any of the SEC Filings has been revised, corrected or superseded by a later-filed form, report or document, none of the SEC Filings filed after January 1, 1997 currently contains any untrue statement of a material fact or omits a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.15 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Sub or any affiliate thereof.

      3.16 Validity of Parent Common. The shares of Parent Common Stock to be issued to the Company pursuant to this Agreement have been duly authorized and, upon issuance, delivery and payment therefor, will be validly issued, fully paid and nonassessable.

      3.17 Representations as to Qualification as a "C" Reorganization.

           (a) Value of Parent Common Stock. The fair market value of the Parent Common Stock plus cash in lieu of fractional shares received by the Company and distributed to each Member will be approximately equal to the fair market value of the Membership Interest surrendered in the exchange.

           (b) No Plan to Reacquire Parent Common Stock. Neither Parent nor Sub (nor, to the Knowledge of Parent and Sub, any Related Person to Parent or Sub) has any plan or intention to redeem or otherwise reacquire, directly or indirectly through any transaction, agreement or arrangement with any other Person, any of the Parent Common Stock to be issued in the Acquisition or to make any extraordinary distributions with respect to such stock.

           (c) No Intention to Sell Assets. Sub has no plan or intention to sell or otherwise dispose of any of the assets of the Company acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

           (d) Continuity of Business. Following the transaction, Sub will continue the historic business of the Company or use a significant portion of the Company's historic assets in a business.

           (e) Payment of Expenses.  Except as otherwise set forth in Section
      6.11 hereof, Parent, Sub, the Company and the Members will pay their respective expenses, if any, incurred in connection with the transaction.

           (f) Intercorporate Indebtedness. There is no intercorporate indebtedness existing between either Parent or Sub and the Company that was issued, acquired, or will be settled at a discount.

           (g) No Investment Company. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) of the Code.

           (h) No Equity Interest in the Company. Neither Parent nor Sub owns, directly or indirectly, nor has Parent or Sub owned during the past five years, directly or indirectly, any membership interests in the Company.

           (i) Fractional Shares. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid to the Members instead of using fractional shares will not exceed one percent of the total consideration that will be issued in the transaction to the Members in exchange for their Membership Interests. The fractional share interests of each Member will be aggregated, and no Member will receive cash in an amount greater than the value of one full share of Parent Common Stock.

           (j) Continuation of Sub. Parent has no plan or intention to liquidate Sub, to merge Sub into another corporation, or to sell or otherwise dispose of the stock of Sub.

           (k) Actions of Parent and Sub. Neither Parent nor Sub shall take any action that would jeopardize the characterization of the Acquisition as a reorganization within the meaning of Section 368(a)(1)(C) of the Code without first obtaining a legal opinion that such action should not prevent the Acquisition from qualifying as a reorganization.

           (l) Ownership of Sub.  Sub is a wholly-owned subsidiary of Parent.

            (m) Member-Employees. None of the shares of Parent Common Stock received by any Member-employee of the Company pursuant to the transactions contemplated by this Agreement will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any Member-employees after the Closing Date will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

            (n) Valid Business Reason. There is a valid business reason for not issuing all of the Parent Common Stock issuable pursuant to this Agreement on the Closing Date; that is, the difficulty in determining the relative values of the Company and Parent.

      3.18 Representations and Warranties on Closing. The representations and warranties made in this Article III will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

                                   ARTICLE IV
                       CONDUCT OF COMPANY PENDING CLOSING

      The Company and the Controlling Members hereby covenant and agree with Parent and Sub as follows:

      4.1   Conduct and Preservation of Business.  Except as contemplated by
Section 4.2 and elsewhere in this Agreement, during the period from the date hereof to the Closing Date, the Company (i) shall conduct its operations according to its Ordinary Course of Business and in material compliance with all Applicable Laws, (ii) shall use its reasonable best efforts to preserve, maintain and protect its properties and (iii) shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it; provided, however, that the Company shall not be required to make any payments or enter into or amend any contractual agreements, arrangements or understandings to satisfy any of the foregoing obligations other than for those payments required to be made under those agreements to which the Company is a party as of the date of execution hereof.

      4.2 Restrictions on Certain Actions. Except as otherwise expressly provided in this Agreement, prior to the Closing Date, the Company shall not, without the prior written consent of Parent and Sub, which consent shall not be unreasonably withheld:

            (a) Amend its Articles of Organization or Regulations; provided, however, that the Company may amend its Regulations to clarify that the Company has elected to be taxed as a corporation and to make any conforming changes necessitated thereby;

            (b) Issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Membership Interests or any other securities or equity equivalents, or amend in any respect any of the terms of any such securities outstanding as of the date hereof;

            (c) (i) Split, combine or reclassify any of its equity securities,
      (ii) declare, set aside or pay any dividend or other distribution (whether in cash, equity interests or property or any combination thereof) in respect of its Membership Interests, or make any other distribution to the Members, (iii) repurchase, redeem or otherwise acquire any of its securities or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

            (d) (i) Create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; provided, however, the Company may increase its current bank line of credit to an amount not to exceed $200,000 and to use the proceeds from such line of credit in the Ordinary Course of Business of the Company, (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in amounts not material to the maker of such loan or advance and other than accounts receivable), (iii) pledge or otherwise encumber any equity securities of the Company or (iv) except in the Ordinary Course of Business or in connection with an increase in the Company's bank line of credit as stated above, mortgage or pledge any of its material assets, tangible or intangible, or create any material lien thereupon;

            (e) (i) Enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, equity appreciation right, performance unit, equity equivalent, equity interest purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any manager, officer or employee, (ii) increase in any manner the compensation or fringe benefits of any manager, officer or employee (other than pursuant to the employment agreement of Schneider) or (iii) pay to any manager, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;

            (f) Acquire, sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets outside the Ordinary Course of Business that in the aggregate are material to the Company considered as a whole;

            (g) Acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

            (h) Make any capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $100,000;

            (i) Except as described in the Company Disclosure Schedule, make any tax election or settle or compromise any federal, state, local or foreign income tax liability material to the Company considered as a whole;

            (j) Change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in generally accepted accounting principles;

            (k) Take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or inaccurate in any material respect as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied; or

            (l) Authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 4.2.

                                    ARTICLE V
                    CONDUCT OF PARENT AND SUB PENDING CLOSING

      Parent and Sub hereby covenant and agree with the Company and the Members as follows:

      5.1 Conduct and Preservation of Business. During the period from the date hereof to the Closing Date, and except as contemplated in the Popmail Acquisition Agreement or as a result of the consummation thereof, Parent and Sub (i) shall conduct its operations according to its Ordinary Course of Business and in material compliance with all Applicable Laws, (ii) shall use its reasonable best efforts to preserve, maintain and protect its properties and (iii) shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it; provided, however, that neither Parent nor Sub shall be required to make any payments or enter into or amend any contractual agreements, arrangements or understandings to satisfy any of the foregoing obligations, other than for those payments required to be made under those agreements to which Parent or Sub is a party as of the date of execution hereof. Notwithstanding the foregoing, nothing contained herein shall restrict the ability of Parent or a subsidiary thereof to enter into any acquisition transaction (including, without limitation, a merger) in which Parent or a subsidiary thereof is the acquiring party or surviving corporation which is consummated primarily through the issuance of shares of stock of Parent.

      5.2 Restrictions on Certain Actions. Except as otherwise expressly provided in this Agreement and except as contemplated in the Popmail Acquisition Agreement or as a result of the consummation thereof, prior to the Closing Date, neither Parent nor Sub shall, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

            (a) Amend its Articles of Incorporation or Bylaws;

            (b) Take any action which would make any of the representations or warranties of Parent and Sub contained in this Agreement untrue or inaccurate in any material respect as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied; or

            (c) Authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 5.2.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

      6.1   Access to Information.

            (a) Subject to Applicable Law, between the date hereof and the Closing, the Company (i) shall give Parent and its authorized representatives reasonable access at the Company's principal office during normal business hours, to all employees, all plants, offices and other facilities, and all books and records of the Company, (ii) shall permit Parent and its authorized representatives to make such inspections as Parent may reasonably require to verify the accuracy of any representation or warranty contained in Article II or the title of the Company to any of its properties and (iii) shall cause the Company's officers to furnish Parent and its authorized representatives with such financial and operating data and other information with respect to the Company as Parent may from time to time reasonably request; provided, that the Company shall have the right to have a representative present at all times and provided further, however, that no such activity shall be disruptive to the ongoing conduct of the day-to-day business by the Company.

            (b) Subject to Applicable Law, between the date hereof and the Closing, Parent and Sub (i) shall permit the Company and the Controlling Members and their respective authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article III and (ii) shall cause Parent's and Sub's officers to furnish the Company and the Controlling Members and their respective authorized representatives with such financial and operating data and other information with respect to Parent and its subsidiaries as the Company may from time to time reasonably request; provided, that Parent and Sub shall have the right to have a representative present at all times and provided further, however, that no such activity shall be disruptive to the ongoing conduct of the day-to-day business by Parent or Sub.

      6.2   Nondisclosure.

                 (i) Except as and to the extent required by Applicable Law and except in connection with the exercise of their rights or the performance of their obligations under this Agreement, the Company and the Controlling Members agree that from and after the date hereof (and without limitation of time), such parties shall (and shall cause its affiliates to) hold in confidence, and shall use all reasonable best efforts to cause all present and former members, managers, officers and employees of the Company and its Affiliates to hold in confidence, any and all proprietary, confidential or secret information or data of or in respect of Parent and Sub (collectively, the "Parent Confidential Information") and shall not disclose, publish or intentionally use such Parent Confidential Information or data for any purpose other than as provided in this Agreement (a) without the prior written consent of Parent and Sub, (b) until such information or data has been publicly disclosed by Parent or Sub or otherwise ceased to be secret or confidential as evidenced by general public knowledge through no fault of the Company or the Controlling Members; provided, however, that the Company or the Controlling Members shall have the right to disclose such Parent Confidential Information or data, without consent, to the extent that, in the opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to Parent, such disclosure is compelled by any Governmental Entity, audit, defense or prosecution of a Proceeding; provided further, however, that if the Company or the Controlling Members propose to make such disclosure based upon such opinion of counsel, it shall advise and consult with Parent and Sub before such disclosure concerning the information or data it proposes to disclose and shall give Parent an opportunity to seek a protective order or other appropriate remedy to foreclose such disclosure without penalty to the Company or the Controlling Members.

                (ii) Except as and to the extent required by Applicable Law and except in connection with the exercise of their rights or the performance of their obligations under this Agreement, Parent and Sub agree that from and after the date hereof and ending on the Closing Date, such parties shall (and shall cause its Affiliates to) hold in confidence, and shall use all reasonable best efforts to cause its Affiliates to hold in confidence, any and all proprietary, confidential or secret information or data of or in respect of the Company (the "Company Confidential Information") and shall not disclose, publish or intentionally use such Company Confidential Information or data for any purpose other than as provided in this Agreement (a) without the prior written consent of the Company and the Controlling Members, (b) until such information or data has been publicly disclosed by the Company and the Controlling Members or otherwise ceased to be secret or confidential as evidenced by general public knowledge through no fault of Parent or Sub; provided, however, that Parent or Sub shall have the right to disclose such Company Confidential Information or data, without consent, to the extent that, in the opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company and the Controlling Members, such disclosure is compelled by any Governmental Entity, audit, defense or prosecution of a Proceeding; provided further, however, that if Parent or Sub propose to make such disclosure based upon such opinion of counsel, they shall advise and consult with the Company and the Controlling Members before such disclosure concerning the information or data it proposes to disclose and shall give the Company and the Controlling Members an opportunity to seek a protective order or other appropriate remedy to foreclose such disclosure without penalty to Parent or Sub.

               (iii) If this Agreement is terminated for any reason, upon the written request of the Company, Parent and its affiliates and representatives shall promptly return to the Company or destroy any Company Confidential Information in their possession and shall certify in writing to the Company that they have done so. Similarly, if this Agreement is terminated for any reason, upon the written request of Parent, the Company and the Controlling Members shall promptly return to Parent or destroy any Parent Confidential Information in their possession and shall certify in writing to Parent that they have done so.

      6.3 Notification of Certain Matters. The Company and the Controlling Members shall give prompt notice to Parent and Sub of (i) the discovery of any fact or circumstance which would be likely to cause any representation or warranty contained in Article II to be untrue or inaccurate at or prior to the Closing, (ii) the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty contained in Article II to be untrue or inaccurate in any material respect at or prior to the Closing and
(iii) any material failure of the Company or the Members to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company or the Members hereunder or in any Ancillary Document. Parent and Sub shall give prompt notice to the Company and the Controlling Members of
(i) the discovery of any fact or circumstance which would be likely to cause any representation or warranty contained in Article III to be untrue or inaccurate at or prior to the Closing, (ii) the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty contained in Article III to be untrue or inaccurate in any material respect at or prior to the Closing and (iii) any material failure of Parent or Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Parent or Sub hereunder or in any Ancillary Document. The delivery of any notice pursuant to this Section 6.3 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Articles VII and VIII or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to this Section 6.3 at or prior to the Closing shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

      6.4 Reasonable Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation,
(i) cooperation in determining whether any other consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby, (ii) using its reasonable best efforts to obtain any such consents, approvals, orders, authorizations and waivers required to consummate the transactions contemplated by this Agreement and to effect any such declarations, filings and registrations, (iii) using its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (iv) using its reasonable best efforts to defend, and to cooperate in defending, all lawsuits or other Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (v) causing the conditions set forth in Articles VII and VIII, as applicable, to be satisfied on or prior to the Closing Date and (vi) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

      6.5 Public Announcements. Except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, neither Parent and Sub, on the one hand, nor the Company, on the other, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Notwithstanding anything to the contrary contained herein, each party prior to or after Closing or termination of this Agreement, as applicable, may issue any press release or make any public statement without approval of the other as may be required by law, provided the party issuing the press release or making such statement shall give prior notice thereof to the other party and consult with the other party as to the contents thereof.

      6.6 Indemnification of Claims of Brokers. The Controlling Members, on the one hand, and Parent, on the other, shall indemnify and hold each other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Company or Parent or any of Parent's affiliates, as the case may be, and shall bear the cost of legal fees and expenses incurred in defending against any such claim.

      6.7 Performance of Sub. Parent shall cause Sub to comply with all its obligations hereunder and, subject to the terms and conditions hereof, to consummate the Acquisition as contemplated herein.

      6.8 Characteristics of Parent Common Stock. The Parent Common Stock owned, as a result of the transactions contemplated by this Agreement, by the current holders of Membership Interests will have no less favorable characteristics (as to voting rights, liquidity, transferability, anti-dilution, price or any other material characteristics) than any other common equity securities of the same issuer, provided that the Parent Common Stock issued pursuant to this Agreement shall not be registered under any Federal or State securities law and will therefore be subject to legal restrictions on transfer.

      6.9 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 7.1 and 8.1 have been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

      6.10 Further Assurances. At and after the Closing Date, the directors and officers of Sub shall be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances, and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Sub any and all right, title and interest in, to and under any of the rights, properties or assets of the Company or Sub acquired or to be acquired by Sub as a result of, or in connection with, the Acquisition. Further, at and after the Closing Date, the directors and officers of Sub, or the managers and officers of the Company, shall be authorized to execute and deliver, on the name and on behalf of Sub or the Company, respectively, as required, any instruments of assignment and assumption necessary to effectively assign all of the Assumed Liabilities to Sub and to have Sub fully assume all the Assumed Liabilities as specified by this Agreement.

      6.11 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense. Notwithstanding the foregoing, if the Closing shall occur, Parent will at Closing pay the Company's attorneys and accountants directly for reasonable attorney's fees, accounting fees, and expenses incurred by the Company in connection with the transactions contemplated by this Agreement provided that the amount and nature of such fees and expenses to be so paid shall be appropriately documented to Parent's reasonable satisfaction. In addition, if the Closing shall have occurred, Parent shall bear the expense of relocating the business of the Company into such facilities as may be agreed upon by Parent and the Company.

      6.12 Capital Contributions; Guarantee of LegacyMaker, Inc. For the purpose of funding Sub's operations and growth, Parent shall make an aggregate capital contribution to Sub of $2,000,000, payable to Sub in four equal installments of $500,000, payable on the day after Closing and upon the 90th, 180th and 270th day thereafter (the "Parent Capital Contributions"). The Parent Capital Contributions will be considered equity contributions of additional paid-in-capital to Sub by Parent. Parent shall cause the payment of the Parent Capital Contributions to be guaranteed by LegacyMaker, Inc. and shall cause LegacyMaker to deliver at Closing a guarantee agreement to such effect (the "LegacyMaker Guarantee"). The LegacyMaker Guarantee shall be substantially in the form of the Guarantee attached hereto as Exhibit 6.12. At Closing, LegacyMaker shall have cash or marketable securities having an aggregate value of not less than $2,000,000.

      6.13 Adjustment of Restricted Parent Exchange Shares. If and only if the aggregate value of the Restricted Parent Exchange Shares (as adjusted for any shares of Parent Common Stock received or surrendered by the Members as the result of a stock split, stock dividend, combination, reclassification, recapitalization or other distribution payable in Parent Common Stock) is less than $2,550,000 on the first anniversary of the Closing Date based upon the average of the closing sales prices of a share of Parent Common Stock as reported on a national securities exchange or quotation system for each trading day in the 60-calendar day period ending on the day before the day that is the first anniversary of the Closing Date (the 60-Day Average Adjusted Price"), then Parent shall issue the Additional Restricted Parent Exchange Shares to the Members within 10 days after the first anniversary of the Closing Date. For purposes of this Agreement the Additional Restricted Parent Exchange Shares shall mean shares of Parent Common Stock equal in the aggregate to the lesser of (i) the minimum number of shares of Parent Common Stock required to be issued to the Members so that the aggregate value of the Restricted Parent Exchange Shares as determined in accordance with the prior provisions of this Section and such additional shares valued at the 60-Day Average Adjusted Price equals $2,550,000, or (ii) the aggregate number of the Restricted Parent Exchange Shares issued to the Members at the Closing. Such Additional Restricted Parent Exchange Shares, if any, shall be allocated among the Members in proportion to their respective Membership Interests. The parties to this Agreement shall treat the issuance of any Additional Restricted Parent Exchange Shares pursuant to this Section as additional Acquisition Consideration. The Members' rights to receive Additional Restricted Parent Exchange Shares pursuant to this Section are not assignable except by operation of law.

      6.14 Management of Sub. On the Closing Date, Palms and Schneider shall become employed by Sub. On the Closing Date, Schneider shall be elected Chief Executive Officer of Sub and shall perform the functions and bear the responsibilities typical of such office, including responsibility for personnel, budgets, marketing, products, product development, sales and overall direction of Sub. On the Closing Date, Parent, acting through its board of directors, shall increase the number of its directors by one and elect Schneider as a director of Parent to fill such vacancy. For so long as Schneider shall remain CEO of the Sub he shall (i) be entitled to nominate one member for election to the board of directors of Parent in the same way other board members are nominated and submitted for election by the shareholders of Parent, (ii) be involved in and consulted concerning any and all business acquisitions related to Sub, and (iii) have sole control over the use of the Parent Capital Contributions for use in the growth and development of the Sub's business within the scope of the Sub's business plan and budget as may from time to time be approved by its board of directors.

      6.15 No Solicitation. Unless and until this Agreement shall have been terminated by either party in accordance with the provisions of Section 9.1 hereof, the Company and the Members shall not, and shall not authorize or permit any of its officers, managers, employees or representatives, without first obtaining the written consent of Parent or Sub, to solicit, initiate, encourage, negotiate or conclude any transaction which entails the sale of all or any part of the assets of the Company (other than sales in the Ordinary Course of Business), any acquisition or consolidation of the Company with any person or entity other than Parent or Sub, the sale or other transfer of any Membership Interest of the Company to any person or entity other than Parent or Sub. In the event the Company or the Members receive or learn that any of the Company's officers, managers, employees or representatives has received, from any third party any offer to enter into any such prohibited transaction, then the Company and the Members shall promptly communicate to Parent or Sub the material terms of such offer and the identity of the third party making such offer.

      6.16 Reservation of Shares. Parent shall reserve out of its authorized but unissued shares of Parent Common Stock a sufficient number of shares to permit it to issue the Restricted Parent Exchange Shares, the Unrestricted Parent Exchange Shares and the Additional Restricted Parent Exchange Shares in accordance with the terms of this Agreement.

                                   ARTICLE VII
            CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE MEMBERS

      The obligations of the Company and the Members to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions, unless waived by the Company and the Controlling Members as provided herein:

      7.1 Representations and Warranties True. All the representations and warranties of Parent and Sub contained in this Agreement, and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement (including without limitation the Popmail Acquisition) and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

      7.2 Covenants and Agreements Performed. Except as affected by transactions contemplated or permitted by this Agreement (including without limitation the Popmail Acquisition), Parent and Sub shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

      7.3 Certificate. The Company shall have received a certificate executed on behalf of Parent by the Chairman of the Board, the President or the Vice President - Finance of Parent, dated the Closing Date, representing and certifying, in such detail as the Company may reasonably request, that the conditions set forth in this Article VII have been fulfilled and that Parent and Sub are not in breach of any provision of this Agreement, including, without limitation, any representation or warranty made herein.

      7.4 Opinions of Counsel. The Company shall have received an opinion of Thompson & Knight, P.C., legal counsel to Parent and Sub, dated the Closing Date, with respect to the matters set forth in Exhibit 7.4. In rendering such opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by directors and officers of each of Parent and Sub and by government officials and upon such other documents and data as such counsel deems appropriate as a basis for such opinion. To the extent the foregoing opinion concerns the laws of any jurisdiction other than Texas, such counsel may rely upon the opinion of legal counsel, who shall be reasonably satisfactory to the Company and who shall be admitted to practice in such other jurisdiction. Any opinion relied upon by such counsel, which shall be in form and substance reasonably satisfactory to the Company, shall be delivered together with the opinion of such counsel, which shall state that such counsel believes that its reliance thereon is justified.

      7.5 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

      7.6 Consents. All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing, unless the failure to obtain or make any such consent, approval, order, authorization, waiver, declaration, filing or registration would not have a Material Adverse Effect on Parent or Sub or on the business, assets, results of operations, condition (financial or otherwise) or prospects of Parent or Sub considered as a whole.

      7.7 Market Value of Parent Common Stock. The average of the closing sale prices of a share of the Parent Common Stock as reported on a national securities exchange or quotation system for each business day in the 60-calendar day period ending on the day before the day for Closing shall have been not less than $3.00 per share.

      7.8 Non-competition Agreements. James Anderson, Marcos Rodriguez and Stephen King shall have each have executed and delivered a Non-competition Agreement with Sub in substantially the form attached hereto as Exhibit 7.8.

      7.9 Other Documents. The Company shall have received the certificates, instruments and documents listed below:

            (a) A copy of the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance by Parent of this Agreement, certified by the secretary or an assistant secretary of Parent.

            (b) Copies of the resolutions of the Board of Directors of Sub, and those of Parent, as the sole stockholder of Sub, authorizing the execution, delivery and performance by Sub of this Agreement, certified by the secretary or an assistant secretary of Sub.

            (c) A certificate from the Secretary of State of Minnesota, dated not more than 10 days prior to the Closing Date, as to the legal existence and good standing of Parent under the laws of such state.

            (d) Certificates from the Secretary of State of Texas and the Comptroller of Public Accounts of the State of Texas, dated not more than 10 days prior to the Closing Date, as to the legal existence and good standing of Sub under the laws of such state.

            (e) The executed LegacyMaker Guarantee, as described in Section
      6.12.

            (f) An assignment and assumption of the Assumed Liabilities executed by Sub.

            (g) The executed Employment Agreement between Sub and Schneider.

            (h) Such other certificates, instruments and documents as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

      7.10 Consummation of Popmail Merger. The Popmail Merger shall have become effective.

      7.11 Sale of Unrestricted Parent Exchange Shares. The Members shall have found an independent third party who is neither (i) acting on behalf of or as agent of Parent, Sub or the Company, nor (ii) otherwise a Related Person with respect to Parent, Sub or the Company (a "Third Party Purchaser") to purchase the Unrestricted Parent Exchange Shares issued hereunder at a purchase price that would result in the Members receiving aggregate gross proceeds of $2,450,000 from such sale or sales prior to income tax but after applicable broker commissions on such sale or sales. The Third Party Purchaser shall have entered into a binding agreement to purchase the Unrestricted Parent Exchange Shares on the foregoing terms, and the Third Party Purchaser shall have established (to the reasonable satisfaction of the Company and the Controlling Members) its financial ability to consummate such purchase immediately after the Closing.

                                  ARTICLE VIII
                   CONDITIONS TO OBLIGATIONS OF PARENT AND SUB

      The obligations of Parent and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions, unless waived by Parent and Sub as provided herein:

      8.1 Representations and Warranties True. All the representations and warranties of the Company and the Members contained in this Agreement, and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

      8.2 Covenants and Agreements Performed. The Company and the Members shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by the Company or the Members on or prior to the Closing Date.

      8.3 Certificate. Parent and Sub shall have received a certificate executed on behalf of the Company by the President or Chairman of the Company, dated the Closing Date, representing and certifying, in such detail as Parent may reasonably request, that the conditions set forth in this Article VIII have been fulfilled and that the Company and the Members are not in breach of any provision of this Agreement including, without limitation, any representation or warranty made herein.

      8.4 Opinion of Counsel. Parent shall have received an opinion of Gardere & Wynne, LLP, legal counsel to the Company on behalf of the Company and the Controlling Members, dated the Closing Date, with respect to the matters set forth in Exhibit 8.4. In rendering such opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by managers and officers of the Company and by government officials and upon such other documents and data as such counsel deems appropriate as a basis for such opinion. To the extent the foregoing opinion concerns the laws of any jurisdiction other than Texas, such counsel may rely upon the opinion of legal counsel, who shall be reasonably satisfactory to Parent, admitted to practice in such other jurisdiction. Any opinion relied upon by such counsel, which shall be in form and substance reasonably satisfactory to Parent, shall be delivered together with the opinion of such counsel, which shall state that such counsel believes that its reliance thereon is justified.

      8.5 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit or obtain material damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

      8.6 Consents. All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing, unless the failure to obtain or make any such consent, approval, order, authorization, waiver, declaration, filing or registration would not have a Material Adverse Effect on Parent or Sub or on the business, assets, results of operations, condition (financial or otherwise) or prospects of the Company considered as a whole.

      8.7 Lock-up Agreements. Each of the Controlling Members shall have signed a lock-up agreement preventing it, him or her from selling any of the shares of Parent Common Stock received by it, him or her as a part of the Acquisition Consideration for one year after the Closing Date in substantially the form attached hereto as Exhibit 8.7.

      8.8 Employment and Non-Competition Agreements. Schneider shall have executed and delivered an Employment Agreement with Sub in substantially the form attached hereto as Exhibit 8.8.

      8.9 Noncompetition Agreements. Schneider and Palms shall have each entered into a Noncompetition Agreement with Parent and Sub substantially in the form attached hereto as Exhibits 8.9(a) and 8.9(b), respectively.

      8.10 Other Documents. Parent or Sub, as applicable, shall have received the certificates, instruments and documents listed below:

            (a) A Bill of Sale and Assignment Agreement each duly executed by the Company transferring the Assets to Sub free and clear of any Encumbrances except as otherwise set forth herein.

            (b) All the Company's books and records, including, without limitation bank account records, accounting records, computer records and all contracts with third parties.

            (c) A copy of the resolutions of the Managers and the Members of the Company authorizing the execution, delivery and performance by the Company of this Agreement, certified by the secretary or an assistant secretary of the Company.

            (d) Certificates from the Secretary of State of Texas and the Comptroller of Public Accounts of the State of Texas, dated not more than 10 days prior to the Closing Date, as to the legal existence and good standing of the Company under the laws of such state.

      8.11 Consummation of Popmail Acquisition. The Popmail Acquisition shall have become effective.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

            (a) By mutual written consent of the Company, the Controlling Members, Parent and Sub; or

            (b) By either the Company, the Controlling Members, Parent or Sub, if:

                 (i) The Closing shall not have occurred on or before March 15,
            2000, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

                (ii) There shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable; or

               (iii) Neither Parent nor any direct or indirect parent company of Parent shall be a reporting company under the Securities Exchange Act of 1934 as of December 31, 1999 ; or

            (c) By the Company and the Controlling Members, subject to the provisions of Section 7.1 above, if (i) any of the representations and warranties of Parent and Sub contained in this Agreement shall not be true and correct in any material respect, when made or at any time prior to the Closing as if made at and as of such time, in any respect which is material to Parent and Sub or the ability of Parent and Sub to consummate the transactions contemplated hereby or (ii) Parent or Sub shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of Parent and Sub under this Agreement, and, in the case of each of clauses
      (i) and (ii), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within 30 days of actual knowledge thereof by Parent or Sub; or

            (d) By Parent and Sub, subject to the provisions of Section 8.1 above, if (i) any of the representations and warranties of the Company and the Members contained in this Agreement shall not be true and correct in any material respect, when made or at any time prior to the Closing as if made at and as of such time, in any respect which is material to the Company considered as a whole or the ability of the Company and the Members to consummate the transactions contemplated hereby or (ii) the Company and the Members shall have failed to fulfill in any material respect any of their material obligations under this Agreement, which failure is material to the obligations of the Company under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within 30 days of actual knowledge thereof by the Company and the Controlling Members.

      9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by Parent and Sub, on the one hand, or the Company and the Members, on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company or any of their respective directors, officers, managers, employees, stockholders, members or representatives, except that the agreements contained in this Section 9.2 and in Sections 6.2, 6.6 and 6.11 shall survive the termination hereof. Nothing contained in this Section 9.2 shall otherwise relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

      9.3 Waiver. Each of the Company and the Members, on the one hand, and Parent and Sub, on the other, may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto and (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      9.4 Remedies Not Exclusive. In the event this Agreement is terminated prior to Closing, the rights and remedies provided in this Article IX shall be cumulative and not exclusive of any rights or remedies provided by law. The rights and remedies of any party based upon, arising out of, or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                                    ARTICLE X
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES/INDEMNIFICATION

      10.1 Survival. All representations and warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing. All representations, warranties, covenants and agreements of the parties contained in this Agreement shall expire, terminate and be of no force and effect on and after the expiration of the close of business on the first anniversary of the Closing Date, except that:

            (a) The representations and warranties regarding capitalization, title to the Membership Interests and title to the Company's property contained in Sections 2.7, 2.14 and 2.15, respectively, shall survive indefinitely; and

            (b) The representations and warranties regarding the Taxes, Tax Return filings and payments of Taxes, contained in Section 2.12 and
      Section 3.9 hereof shall survive until ninety (90) days after the expiration of the applicable statutory period of limitation (including extensions thereto granted prior to the Closing Date).

            (c) The covenant set forth in Section 6.13 hereof shall survive until ninety (90) days after the first anniversary of the Closing Date.

            (d) The covenants set forth in Sections 6.2, 6.14, 6.16 and Articles X hereof shall survive for the minimum period required to effectuate the intent of the provisions of such Sections or Article.

      10.2  Indemnification by the Controlling Members.

            (a) Subject to the terms and conditions of this Article X, the Controlling Members, jointly and severally (but not any other Member or the spouse of any other Member) shall indemnify, defend and hold harmless Parent and the Surviving Corporation (collectively, the "Parent Indemnitees") from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Damages"), incurred by any of the Parent Indemnitees by reason of or resulting from (i) any breach by the Company or the Controlling Members of any of their representations, warranties, covenants or agreements contained in this Agreement, (ii) the Excluded Liabilities, and (iii) the operation of the Company prior to the Closing Date other than for the Assumed Liabilities (collectively "Parent Claims"). If the Acquisition is consummated, the Controlling Members shall not be entitled to any indemnity, contribution or other reimbursement from the Company or Sub with respect to the indemnification obligations of the Controlling Members pursuant to this Article. Notwithstanding the foregoing, the indemnification obligations of the Controlling Members pursuant to this Section 10.2 shall be subject to the following limitations:

                 (i) No indemnification shall be required to be made by the
            Controlling Members pursuant to this Article X with respect to any Parent Claims to the extent that the aggregate amount of Damages incurred by Parent and Sub exceeds $255,000.

                (ii) No indemnification shall be required to be made by any
            Controlling Member pursuant to this Article X with respect to any Parent Claims unless and until the aggregate amount of Damages incurred by the Parent Indemnitees with respect to all Parent Claims exceeds $50,000, it being agreed and understood that, if such amount is exceeded, the Controlling Members shall not be liable to the full extent of such Damages but shall be liable only to the extent that the aggregate amount of Damages incurred by the Parent Indemnitees exceeds $50,000.

               (iii) The amount of Damages required to be paid by the
            Controlling Members to the Parent Indemnitees pursuant to this
            Article X as a result of any Parent Claim shall be reduced to the extent of any amounts to which the Parent Indemnitees are entitled to receive pursuant to the terms of the insurance policies (if any) covering such Parent Claim.

                (iv) The amount of Damages required to be paid by the
            Controlling Members to the Parent Indemnitees pursuant to this
            Article X as a result of any Parent Claim shall be reduced by the amount of any Tax benefit realized or to be realized by the Parent Indemnitees as a result of such Parent Claim (the "Parent Claim Reduction Amount"). The Parent Claim Reduction Amount shall be calculated on a present value basis using the appropriate applicable federal tax rate for the month that the Parent Claim was suffered as specified under
            Section 1274(d) of the Code.

                 (v) No indemnification shall be required to be made by the
            Controlling Members pursuant to this Article X with respect to any Parent Claims arising out of or resulting from the breach of the representations and warranties of the Company and the Members contained in Article II if the Member Representative can establish that Parent had actual Knowledge on or before the Closing Date of the event, occurrence, condition or circumstance constituting such breach.

                (vi) The indemnification obligations of the Controlling Members pursuant to this Article X shall be limited to actual damages and shall not include incidental, consequential, indirect, punitive or exemplary damages.

               (vii) All indemnification obligations of the Controlling Members shall be made in cash or at the option of the Controlling Members in shares of Parent Common Stock having a fair market value based upon the 60-Day Average Adjusted Price equal to the amount of such obligation.

      10.3  Indemnification by Parent.

            (a) Subject to the terms and conditions of this Article X, Parent shall indemnify, defend and hold harmless the Members from and against any and all Damages incurred by any Member by reason of or resulting from any breach by Parent or Sub of any of its representations, warranties, covenants or agreements contained in this Agreement or the Assumed Liabilities (collectively "Member Claims"). Notwithstanding the foregoing, the indemnification obligations of Parent pursuant to this
      Section 10.3 shall be subject to the following limitations:

                 (i) No indemnification shall be required to be made by Parent pursuant to this Article X with respect to any Member Claims to the extent that the aggregate amount of Damages incurred by the Members exceeds $255,000.

                (ii) No indemnification shall be required to be made by Parent pursuant to this Article X with respect to any Member Claims unless and until the aggregate amount of Damages incurred by the Controlling Members with respect to all Member Claims exceeds $50,000, it being agreed and understood that, if such amount is exceeded, Parent shall not be liable to the full extent of such Damages but shall be liable only to the extent that the aggregate amount of Damages incurred by the Members exceeds $50,000.

               (iii) The amount of Damages required to be paid by Parent to the
            Members pursuant to this Article X as a result of any Member Claim shall be reduced to the extent of any amounts to which the Members are entitled to receive pursuant to the terms of the insurance policies (if any) covering such Member Claim.

                (iv) The amount of Damages required to be paid by Parent to the
            Members pursuant to this Article X as a result of any Member Claim shall be reduced by the amount of any Tax benefit realized or to be realized by the Members Indemnitees as a result of such Member Claim (the "Member Claim Reduction Amount"). The Member Claim Reduction Amount shall be calculated on a present value basis using the appropriate applicable federal tax rate for the month that the Member Claim was suffered as specified under Section 1274(d) of the Code.

                 (v) No indemnification shall be required to be made by Parent pursuant to this Article X with respect to any Member Claims arising out of or resulting from the breach of the representations and warranties of Parent or Sub contained in Article III if Parent can establish that a Member had actual knowledge on or before the Closing Date of the event, occurrence, condition or circumstance constituting such breach.

                (vi) The indemnification obligations of Parent pursuant to this
            Article X shall be limited to actual damages and shall not include incidental, consequential, indirect, punitive or exemplary damages.

               (vii) All indemnification obligations of Parent shall be made in shares of Parent Common Stock having a fair market value based upon the 60-Day Average Adjusted Price equal to the amount of such obligation.

      10.4  Indemnification Procedure.

            (a) Parent Claims. Parent shall give prompt written notice to the Member Representative of any claim or event with respect to which any Parent Indemnitee believes it is or may be entitled to indemnification pursuant to Section 10.2 (a "Notice of Parent Claim"). The Notice of Parent Claim shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis, of such Parent Claim, (ii) an estimate of the amount of the Damages related to such Parent Claim (which estimate shall not be conclusive of the final amount of such Damages) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the Parent Indemnitee became aware of the existence of such Parent Claim.

            If the Member Representative objects to either (i) the basis for the Parent Claim or (ii) the amount of Damages determined under Section 10.2 related to the Parent Claim, the Member Representative shall give written notice of such objection to Parent within 20 consecutive Business Days following its receipt of the Notice of Parent Claim. Within 10 consecutive Business Days following Parent's receipt of such objection, the Member

      Representative and Parent shall attempt to mutually resolve any disputed issues. If the Member Representative and Parent are unable to resolve the dispute, they shall submit the issue to an independent public accounting firm of recognized national standing (a "National Accounting Firm") mutually agreeable to the Member Representative and Parent to resolve the dispute and determine the amount of Damages, if any. If the Member Representative and Parent cannot decide on a mutually agreeable National Accounting Firm, each of the Member Representative and Parent shall select one National Accounting Firm and the two National Accounting Firms so selected shall select a National Accounting Firm to resolve the dispute. The National Accounting Firm so selected shall have the authority to retain any experts that are, in its discretion, necessary to assist it in resolving the dispute. The costs and expenses of the National Accounting Firm charged in connection with this Section 10.4, including costs and expenses incurred to retain any experts and, if necessary, the costs and expenses of the National Accounting Firms selected by the Member Representative and Parent to select a National Accounting Firm, shall be borne equally by the Controlling Members and Parent. Each of the Controlling Members, on the one hand, and Parent, on the other, shall be solely responsible for all other costs and expenses incurred by each of them pursuant to this Section 10.4.

            In the event the Parent Claim involves any action by an unaffiliated third party, no compromise or settlement thereof may be effected by Parent without the Member Representative's consent (which shall not be unreasonably withheld).

            (b) Member Claims. The Member Representative shall give prompt written notice to Parent of any claim or event with respect to which any Member believes it is or may be entitled to indemnification pursuant to
      Section 10.3 (a "Notice of Member Claim"). The Notice of Member Claim shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis, of such Member Claim, (ii) an estimate of the amount of the Damages related to such Member Claim (which estimate shall not be conclusive of the final amount of such Damages) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the Member became aware of the existence of such Member Claim.

            If Parent objects to either (i) the basis for the Member Claim or
      (ii) the amount of Damages determined under Section 10.3 related to the Member Claim, Parent shall giving written notice of such objection to the Member Representative within 20 consecutive Business Days following its receipt of the Notice of Member Claim. Thereafter, the dispute shall be resolved in the same manner as is set forth in Section 10.4(a) with respect to a Parent Claim.

           In the event the Member Claim involves any action by an unaffiliated third party, no compromise or settlement thereof may be effected by the Controlling Members without Parent's consent (which shall not be unreasonably withheld).

      10.5 Member Representative. For purposes of this Article X, the Members shall be represented by Schneider or such other person (the "Member Representative") as may be designated from time to time by the Members upon written notice to Parent. Parent shall (i) give the Member Representative and its agents, representatives and advisors access to all employees, offices and other facilities, and all books and records of the Parent and the Surviving Corporation and (ii) furnish the Member Representative and its agents, representatives and advisors with such financial and operating data and other information with respect to Parent and the Surviving Corporation, in each case as the Member Representative may reasonably require to verify the accuracy of any Parent Claim or Damages alleged by any Parent Indemnitee.

      10.6 Sole Remedy. Except as otherwise provided in this Section, the Company, the Members, Parent and Sub acknowledge and agree that, following the Closing, the indemnification provided in this Article X shall be the sole and exclusive remedy available to the Members on the one hand and Parent and Sub on the other hand with respect to any claims arising out of, based upon or in any way connected with the transactions contemplated by this Agreement, including, without limitation, for any breach or inaccuracy of the representations and warranties set forth in Article II or Article III, except for any claim for fraudulent inducement. The provisions of the foregoing sentence shall apply only to monetary damages and shall not restrict a party from seeking specific performance or other nonmonetary and equitable remedies for breach of another part of this Agreement.


                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally, or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by telefax, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

            (a) If to Parent:

                Cafe Odyssey, Inc.
                4801 West 81st Street, Suite 112
                Bloomington, MN 55437
                Attention: Stephen D. King
                Telefax: (612) 837-9916

            (b) If to Parent or Sub:

                ROI Acquisition Corporation
                1333 Corporate Drive, Suite 350
                Irving, Texas  75038
                Attention: James L. Anderson
                Telefax:  (972) 550-5517

      with a copy (which shall not constitute notice) to:

                Thompson & Knight, P.C.
                1700 Pacific Avenue
                Suite 3300
                Dallas, Texas  75201
                Attention:  David L. Emmons
                Telefax:  (214) 969-1751

            (c) If to the Company:

                ROI Interactive
                4113 Rawlins
                Dallas, Texas 75219
                Attention:  John M. Palms, Jr. and Gary W. Schneider
                Telefax:  (214) 219-7640

      with a copy (which shall not constitute notice) to:

                Gardere & Wynne L.L.P.
                3000 Thanksgiving Tower
                1601 Elm Street
                Dallas, Texas 75201
                Attention:  James F. Adams
                Telefax: 214-999-4667

            (d) If to the Member Representative in connection with Article X:

                Mr. Gary W. Schneider
                5225 Streamwood Lane
                Plano, Texas 75093
      with a copy (which shall not constitute notice) to:

                Gardere & Wynne L.L.P.
                3000 Thanksgiving Tower
                1601 Elm Street
                Dallas, Texas 75201
                Attention:  James F. Adams
                Telefax: 214-999-4667

      11.2 Entire Agreement. This Agreement, together with the Schedules, Exhibits, Annexes, Ancillary Documents and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, or agreements, oral or otherwise have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or in the Schedules and Exhibits hereto, and no other agreement, statement or promise not contained in this Agreement or in the Schedules or Exhibits hereto shall be binding. The parties hereto have had the opportunity to consult with their respective attorneys concerning the meaning and the import of this Agreement and the Schedules and Exhibits hereto and each has read this Agreement and the Schedules and Exhibits hereto, as signified by such party's signature below, and are executing the same for the purposes and consideration herein expressed.

      11.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties, except that upon written notice to the Company and the Members (i) Sub may assign to Parent or any other direct wholly owned domestic corporate subsidiary of Parent all of Sub's rights, interests or obligations hereunder, provided as a condition of such assignment to any subsidiary of Parent, such subsidiary shall be required to make the same representations to the Company and the Members as Parent had under Article III hereof except that the representations in Sections 3.5, 3.6, 3.14, 3.16 and 3.17 shall be omitted and a comparable representation as those set forth in Sections 2.14, 2.15, 2.22,
2.23 and 2.26 hereof shall be added and (ii) in the event the Popmail Acquisition is not consummated on or before November 30, 1999, Parent and Sub shall assign to Popmail, or a designee of Popmail, all of Parent's and Sub's rights, interests, duties and obligations hereunder with the exception that (a) Popmail may acquire all the outstanding Membership Interests of the Company for an aggregate purchase price of $5,000,000 in cash (b) upon such assignment Popmail shall be required to make the same representations to the Company and the Members as Parent had under Article III hereunder except that the representations in Sections 3.5, 3.6, 3.14, 3.16 and 3.17 shall be omitted and a comparable representation as those set forth in Sections 2.14, 2.15, 2.22,
2.23 and 2.26 hereof shall be added, and (c) the closing of such acquisition of the Membership Interests for cash shall occur within 30 days after the date of such assignment. The Company and the Members hereby consent to such assignment. Except as set forth in this Section 11.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than Parent, Sub, the Company and the Members any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      11.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

      11.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

      11.6 DTPA Waiver. To the extent applicable to the transaction contemplated hereby, each of Parent and Sub waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive, Texas Bus. & Com. Code.

      11.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

      11.8 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

      11.9 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes" and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the parties hereto as the described Schedule or Exhibit to this Agreement. All Schedules and Exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

      11.10 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

      11.11 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

      11.12 United States Dollars. Unless expressly indicated otherwise, all dollar amounts in this Agreement and the Schedules and Exhibits hereto are expressed in United States dollars.

                                   ARTICLE XII
                                   DEFINITIONS

As used in this Agreement, each of the following terms has the meaning given it below:

     "Affiliate" shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person.

     "Ancillary Documents" shall mean each agreement, instrument, and document (other than this Agreement) executed or to be executed by the Company, Parent, Sub or their respective members or shareholders in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

     "Applicable Law" shall mean any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

     "Business Day" shall mean a day on which banks are open for the transaction of business in Dallas, Texas.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Encumbrances" shall mean liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Governmental Entity" shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign, federal or state).

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known by the chief executive officer, president, chief financial officer, or any senior executive or other vice president of such Person without any inquiry or investigation.

     "Material Adverse Effect" shall mean with respect to any person, any adverse change or adverse condition in or relating to the financial condition, of such person and its subsidiaries that is material to such person and its subsidiaries taken as a whole.

     "Ordinary Course of Business" shall mean an action taken by a Person if:

            (i) Such action is taken in the ordinary course of the normal day-to-day operations of such Person;

           (ii) Such action is not required to be authorized by the Board of Directors or managers of such Person and is not required to be specifically authorized by the parent corporation, if any, of such Person; and

          (iii) Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors or managers, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, limited liability company, unincorporated organization or Governmental Entity.

     "Proceedings" shall mean all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

     "Reasonable best efforts" shall mean a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

     "Related Person" shall mean either (i) a member of an affiliated group within the meaning of Section 1504 of the Code, but without regard to Section 1504(b), which includes Parent (generally, a corporation of which Parent owns at least 80% of both the vote and value, directly or indirectly through other affiliated corporations), or (ii) a corporation that is controlled by Parent, or that controls Parent, under the rules of Section 304(a)(2) of the Code without regard to Treasury Regulation section 1.1502-80(b) (generally, a corporation that Parent owns at least 50% of its vote or value, subject to various attribution rules, or a corporation that owns at least 50% of the vote or value of Parent, subject to various attribution rules) in each case as defined in Treasury Regulation Section 1.368-1(e)(3).

     "Tax" shall mean any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

     "Tax Return" shall mean any return or report, including any related or supporting information, with respect to Taxes.

     "Trading Day" shall mean a day on which the principal national securities exchange on which shares of Parent Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Parent Common Stock are not listed or admitted to trading on any national securities exchange, a Business Day.


     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, all as of the date first above written.

                                    "PARENT"
                                    CAFE ODYSSEY, INC.


                                    By: s/ Stephen D. King
                                        -----------------------
                                         STEPHEN D. KING,
                                         Chief Executive Officer


                                    "SUB"
                                    ROI ACQUISITION CORPORATION


                                    By: s/ James L. Anderson
                                        -----------------------
                                         JAMES L. ANDERSON,
                                         President

                                    "THE COMPANY"
                                    ROI Interactive, LLC


                                    By: s/ Gary W. Schneider
                                        -----------------------------
                                         GARY W. SCHNEIDER,
                                         Chief Executive Officer


                                    "MEMBERS"



               s/Gary W. Schneider         s/ John M. Palms, Jr.
               --------------------------  --------------------------
               GARY W. SCHNEIDER           JOHN M. PALMS, JR.


               s/ Ed Bardwell              s/ Shain McCaig
               --------------------------  --------------------------
               ED BARDWELL                 SHAIN McCAIG


               s/ Merry Payne              s/ Steve Maudlin
               --------------------------  --------------------------
               MERRY PAYNE                 STEVE MAUDLIN


               WORLDWIDE TV.COM            s/ Scott Hull
                                           --------------------------
                                           SCOTT HULL


               By:
                    --------------------------
                    Name:  --------------------------
                    Title: --------------------------



                        CONSENT AND AGREEMENT OF SPOUSES

     We, the undersigned, do severally certify that we are the respective spouses of the Members identified in the foregoing Agreement and Plan of Reorganization, which Members entered into and signed the foregoing Agreement. Each of us has read the foregoing Agreement and we understand its provisions, purposes and effect. We severally approve and consent to the foregoing Agreement. We do not hereby or otherwise assume any liability or other obligation, including without limitation, the obligation of indemnification other than to the extent of our interest in the Acquisition Consideration as defined in the foregoing Agreement and Plan of Reorganization, subject to the provisions of Section 10.2 hereof. We do not join in any warranty, representation, covenant or assertion made by any Member or the Company in this Agreement. We do, however, disclaim any ownership interest, whether legal or beneficial, either in the Membership Interests of the Company or the assets of the Company other than to the extent of that portion of the Acquisition Consideration transferred to our respective spouses hereunder.


               s/ Donna Schneider          s/ Anna Palms
               --------------------------  --------------------------
               DONNA SCHNEIDER             ANNA PALMS


               s/ Tammy Bardwell           s/ Chuck Payne
               --------------------------  --------------------------
               TAMMY BARDWELL              CHUCK PAYNE